UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

                                  AMENDMENT 3
                                       TO
                                    FORM 10


                  GENERAL FORM FOR REGISTRATION OF SECURITIES
       UNDER SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

                                             ____________________________
                                            /
             ==============================/

                                LEO MOTORS, INC.

                                  /======================================
             ____________________/     Zero-Emmission Vehicle


                                Leo Motors, Inc.
--------------------------------------------------------------------------------
                 (Name of Small Business Issuer in its charter)

            Delaware                                 95-3909667
--------------------------------------------------------------------------------
  (State or other jurisdiction            (I. R. S. Employer Identification No.)
of incorporation or organization)


     291-1, Hasangok-dong, Hanam City, Gyeonggi-do, Republic of Korea 465-250
--------------------------------------------------------------------------------
     (Address of principal executive offices)                    (Zip Code)

Issuer's telephone number:     +82 31 796 8805
                               ---------------

                                    Copy to:

                                Cutler Law Group
                               9814 Crystal Blvd
                               Baytown, TX 77521
                               Fax: 800-836-0714


Securities to be registered pursuant to Section 12(b) of the Act:

               Title of each class           Name of each exchange on which
               to be so registered           each class is to be registered

       None                                  N/A
     --------------------------------     ---------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                         Common Stock, $0.001 par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer   [ ]         Accelerated filer           [ ]
Non-accelerated filer     [ ]         Smaller reporting company   [X]
(Do not check if a
smaller reporting company)


TABLE OF CONTENTS


Item 1.     Description of Business............................................3

Item 1A.    Risk Factors......................................................25

Item 2.     Financial Information.............................................32

Item 3.     Description of Property...........................................39

Item 4.     Security Ownership of Certain Beneficial Owners and Management....41

Item 5.     Directors and Executive Officers, Promoters and Control Persons...43

Item 6.     Executive Compensation............................................47

Item 7.     Certain Relationships and Related Transactions....................48

Item 8.     Legal Proceedings.................................................48

Item 9.     Market Price of and Dividends on the Registrant's Common
            Equity and Related Stockholder Matters............................48

Item 10.    Recent Sales of Unregistered Securities...........................49

Item 11.    Description of Securities.........................................51

Item 12.    Indemnification of Directors and Officers.........................53

Item 13.    Financial Statements and Supplementary Data.......................53

Item 14.    Changes in and Disagreements with Accountants.....................54

Item 15.    Financial Statements and Exhibits.................................54

Signatures....................................................................55

ITEM 1.  DESCRIPTION OF BUSINESS.

A.     BUSINESS  DEVELOPMENT.

Leo Motors, Inc., a Delaware Corporation, through its wholly-owned operating subsidiary Leo Motors, Co. Ltd., a Korean Company ("Leozone"), is a development stage company in the business of developing electric vehicles ("EV") and EV components.

On September 3, 2007, the Company acquired Leozone (then "Leozone Co. Ltd.") as its operating business, and changed its name to Leo Motors, Inc. on October 2, 2007 to better reflect its operating business. On November 5, 2007, the Company changed its trading symbol from SCMA to LEOM. The Company also subsequently changed the name of Leozone to Leo Motors, Co. Ltd.

The Company was originally incorporated in California as N. Org., Inc. on December 12, 1983. The Company changed its name to Natural Organics Corporation on January 3, 1986, to Classic Auto Accessories of North America on November 18, 1987, and to FCR Automotive Group, Inc. on July 26, 1988. On September 20, 2004 the Company reincorporated in Delaware by merging into FCR Automotive Group, Inc., a Delaware Corporation, which was organized on September 8, 2004.

On July 26, 2005, the Company acquired Shinil Precision Co., Ltd., a Korean Company, as its operating business and on July 18, 2005 changed its name to Shinil Precision Machinery, Inc. to reflect its anticipated new business. Upon failure of certain terms and conditions of the acquisition agreement, the Company returned the shares of Shinil and recovered and cancelled the Company's shares issued in the acquisition.

The Company has not been in bankruptcy, receivership, or any similar proceeding, and, to the best knowledge of management, has not defaulted on the terms of any note, loan, lease, or other indebtedness or financing arrangement requiring the issuer to make any material payments. We had $394,320 in assets, $172,316 in revenues and a loss of $1,007,114 as of and for the year ended December 31, 2007. We had $281,222 in assets, $82,435 in revenues and a loss of $166,109 as of and for the year ended December 31, 2008. At July 22, 2009 we had cash reserves of $577,732. Our auditor has issued an opinion expressing doubt as to our ability to continue as a going concern.

B.     FINANCIAL INFORMATION ABOUT SEGMENTS

As defined by generally accepted accounting principles ("GAAP"), we do not have any segments separate and apart from our business as a whole. Accordingly, there are no measures of revenue from external customers, profit and loss, or total assets aside from what is reported in the Financial Statements attached to this Form 10.

C.     BUSINESS OF THE COMPANY

OVERVIEW

Leo Motors, Inc., a Delaware Company (the "Company"), through its operating subsidiary Leo Motors, Co. Ltd., a Korean Company ("Leozone"), is a development stage company in the business of developing and marketing Electric Vehicles ("EVs") and EV components. Our current operations consist of developing the designs and prototypes of our EV models, testing, establishing relationships with potential customers, small scale sales of our EVs, and developing our business plan. Our ultimate goal is to begin full scale manufacture of our designs, enter the Global EV market and establish ourselves as a reputable provider of EVs and EV components.

Our overarching strategy is to gain an initial foothold in the EV market as a niche supplier, build our reputation as a technology leader and a socially responsible company, and develop our catalog of products and technology while the market for EV develops. We believe that if we can properly develop our brand, reputation, and product capability, then when the improving price and quality of EVs collides with the increasing demand, we will be able to reap the rewards.

OUR  BUSINESS  PLAN

The following is a discussion of our overall business strategy, including our plan to gain an initial foothold in the EV market, potential avenues for future growth, and an overview of the various steps we plan to take and their estimated costs. To implement this plan, we need to successfully complete the testing of our products and obtain sufficient financing. If we are not successful in the testing of our products and in obtaining financing, there is a significant risk that we will not be able to continue as a going concern.

Initial  Strategy
-----------------

Initially, our strategy is to gain a foothold in the market by focusing on custom orders by fleets and sales of our EV components to other EV and Plug-in Hybrid EV ("PHEV") makers.

A major source of our initial operations will be to supply customized EVs to fleets such as logistics operators, government offices, and bigger retail companies-anyone who operates and manages a significant number vehicles from one location. We intend to develop vehicles such as delivery vehicles, taxis, police and government office cars, military vehicles, resort vehicles, and driving school cars. The development of vehicles is highly capital-intensive, and will require significant additions to capital as well as several additional steps. If we are unable to obtain sufficient funding, complete development and testing, secure manufacturing partners, or meet the standards of applicable laws and regulations, we may be unable to initiate this aspect of our business plan.

Along with being a fleet EV supplier, we intend to manufacture and market EV components. Once we have obtained sufficient financing and completed the development of these components, we intend to diversify our business by marketing our components to other EV and PHEV makers, and possibly to major car manufacturers if they enter the EV market. If we ar unable to obtain sufficient funding, complete development and testing, secure manufacturing partners, or meet the standards of applicable laws and regulations, we may be unable to initiate this aspect of our business plan

Future  Expansion  Potential
----------------------------

As our branding, our products and the EV market as a whole develops, opportunities to expand into other areas of the EV market will open up for us. One potential avenue is the mass production and marketing of consumer EVs, which would be an extremely high-risk, high-reward venture. On the opposite extreme, we could attempt to develop the Leo Motors brand as a niche leader in EV components.

With the improving technology of EVs, several other niches may become possible. We have already developed design concepts for electric boats, scooters and three wheeled vehicles. Other options we may explore include lightweight aircraft, sports cars, utility vehicles, and smart low speed vehicles for the disabled. Our management will determine which projects present the best opportunity for expansion of the Company as the Company and the market develops.

In addition to focusing or broadening the scope of our products, we intend to expand our business by entering new potential markets. One of our specific goals is to enter the U.S. market by the end of 2009. If we are unable to timely finance our operations, entering the U.S. market will not be feasible.

Steps toward Implementation
---------------------------

The two aspects of our business plan are the development and sale of our EVs, and the development and sales of our EV components.

We have already completed our first step in the implementation of our EV business plan: initial product design. Although we intend to continue to design and develop new EV models, it was critical to develop our initial cache of designs in order to progress towards generating a recurring revenue stream.

Our next step is the development of working prototypes of our EV models, which is also currently underway. As discussed in more detail in "Our Electric Vehicle Designs" below, we have completed working prototypes, or test cars and models, of some of our current designs. We anticipate that completion of the prototypes we are currently working on will cost approximately $1,000,000 before we have fully implemented our business. After the development of prototypes, we must pilot test the models, which we anticipate will cost approximately $300,000 to test our current prototypes and the prototypes on which we are currently working. Completion of EV development depends on obtaining sufficient financing. If we are unable to raise that amount, we will attempt to form partnerships in order to finance the development of our EVs, in exchange for regional or international manufacturing rights or other such incentives. There is no guarantee that we will be able to find such partners.

At the same time as the development of our EVs, we will be working toward the development of our EV component technology. We anticipate it will cost approximately $2,000,000 in further development before our components are ready for production. As with EV development, completion of component development depends on obtaining sufficient financing, and if we do not raise that amount we will attempt to form partnerships to finance component development.

The next step is to develop production capabilities of both our EVs and EV components. We intend to initially either outsource production or enter into joint ventures for the production of our electric vehicles and components. Accordingly, we do not expect the development of production capabilities will represent a significant cost. Once we have entered into agreements for the production of our EVs and components, we can begin full scale production and build our inventory. We anticipate these steps will cost approximately $600,000, $500,000 of which is attributable to the development of production capability, and $100,000 of which represents costs of developing inventory.

One crucial step that we have begun is the marketing and sales of our product, which can occur at many steps in the development process. Once we have designs we can market them to potential fleet customers. Our marketing efforts will continue throughout our implementation process; we anticipate marketing will cost us approximately $200,000 before we have fully implemented our business plan.

The steps toward implementing our business plan can be summarized by the following table:

     STEP                     ANTICIPATED COST   ANTICIPATED START DATE
     -----------------------  -----------------  ----------------------
     Initial Design                         N/A  Completed
     Initial Prototypes       $       1,000,000  In process
     EV Testing               $         300,000  In process
     Component Development    $       2,000,000  In process
     Production Capability    $         500,000  Varies by Model
     Production of Inventory  $         100,000  October 2009
     Marketing & Sales        $         200,000  In process
     -----------------------  -----------------  --------------------
     TOTAL                    $       4,100,000

To date we have raised approximately 1,776,200 in debt and equity financing, approximately $1,100,000 of which will be applied towards these costs.
Accordingly we will require a minimum of about $3,000,000 in additional financing to implement our initial business plan; however we are seeking approximately $10,000,000 in total financing in order to fully implement our long term plans, which may include the development of additional designs and exploring the possibility of developing our own manufacturing capabilities. Until we receive these funds, we intend to focus on manufacturing our electric motor cycles and scooters with our manufacturing partner. If the funding is delayed, we will find attempt to find a manufacturing partner who will finance the test and development of other production ready models.

Our fundraising efforts to date include attending road shows in December 2008 in New York and San Francisco, and beginning discussions with investment banks. On May 27, 2009 we entered into a loan agreement with Shin Han Bank for 500,000,000 Korean Wan (approximately

$400,000), which was guaranteed by KIBO Technology Fund. We continue to negotiate with other financial institutions in and out of Korea, as well as with venture capital firms.

Our other efforts include private offerings to some of our business contacts in Korea, which to date has resulted in approximately $440,000 in equity financing.


OUR  CURRENT  SALES  ARRANGEMENTS

We have entered into the following agreements or memoranda for the potential sales of our products and our services:

Bike  Lease  Electric  Motor  Cycles
------------------------------------

We have entered into an agreement with Bike Lease in Korea, which is a motor cycle leasing company, to provide them with our electric motor cycles. The agreement calls for the purchase of 3,000 units annually at a price of 3,500,000 Korean Won (approximately $3,000). Accordingly, we expect approximately $9 million in revenues per year from this agreement. The per unit manufacturing price of our manufacturing partner, Chulin Home Tech Co., Ltd., has not been determined so we cannot estimate costs of sales at this time.

Fulfillment of the Bike Lease agreement is conditional on the successful testing by Bike Lease of our production ready model. Bike Lease was satisfied with our initial test model, but in many cases the mass production model is different from the test version because of the production cost factors, scale production difficulties, and lack of production capabilities. We cannot therefore guarantee that the testing of the production model will be successful.

We have contracted with Chulin Home Tech Co., Ltd. to manufacture the electric motor cycles for Bike Lease. Production is conditional on Chulin receiving adequate funds, and so Bike Lease must pay the 30% of the total amount in advance, 40% 30 days after initiation of production, and 30% when receiving the products. In addition, Chulin cannot accommodate more than 1,000 units per month.

Puerto  Princesa  e-Taxis
-------------------------

We have entered into an agreement with the government of Puerto Princesa, Phillipines to supply 2,500 e-Taxis in Puerto Princesa The e-Taxi agreement requires us to pay $300,000 into the joint venture. We expect the consumer purchase price to be about $4,000, which includes a $2,500 government subsidy. Accordingly, we expect revenues of about 239056054$10 million239056054MGCM Gregory Cutler2390560541725486146I changed this from $20 million because it equals 2,500 units multiplied by $4,000 per unit for the sales of the vehicles, with costs of sales and distribution expected to be $2 million plus 2 million shares of our common stock.

The production of the e-Taxis is currently delayed because the required initial capital has not been paid into the joint venture. We have currently raised sufficient funding to satisfy our obligation to pay $300,000 into it, however the city government has not yet paid its initial required contribution of Php14 million (approximately $300,000). We expect that the venture will be funded and will begin production by December 2009, and will begin receiving revenues by February 2010, however we cannot guarantee that we or the city will be able to obtain adequate financing to do so.

Thailand  Reverse  Tricycle  Scooters
-------------------------------------

We have signed a Memorandum of Understanding ("MOU") with Global Electric Motor Cars Asia Co., Ltd. in Thailand ("GEM Thailand") to develop, manufacture and supply Reverse Tricycle Scooters. The MOU anticipates the execution of a definitive agreement, but currently is not an enforceable contract. GEM Thailand has asked that we contribute approximately $150,000 into the joint venture to undertake developing, manufacturing, and selling the Reverse Tricycles. Accordingly, until we are adequately funded we will not be able to execute a definitive agreement, and potential revenues cannot be determined.

MGM  Studio  City  (Korea)  Tourism  Vehicle
--------------------------------------------

Effective November 22, 2006, we entered into an agreement with CUSCO Group of Seoul, Korea, for the development and design of the traffic and transportation means (mobile vehicles, monorails, etc.) to be available internally and externally in the theme park complex for the users of MGM Studio City. MSC Korea, a subsidiary of CUSCO Group, has been authorized by MGM Film Co. of USA to build MGM Studio City in Inchon, Korea. Under the agreement, our services include research and development, economic feasibility of the moving path and the operation system, technical feasibility study, and development and testing of the transportation means selected. Total amount to be paid to us under the contract is 1,500,000,000 Korean Won (about $990,000 at the current exchange rate).

The agreement with CUSCO expires Dec 31 2010. Under the agreement, the Company delivered a V1 resort EV to CUSCO, and the sales amount of $462,107 was recorded as revenue in March 2009. CUSCO has suspended the MGM Studio City project currently until negotiations with the local government to purchase the land are completed. During this time we have stopped providing any services or products to CUSCO, therefore we cannot expect any further revenue from the agreement within near future.

PRINCIPAL  PRODUCTS  AND  SERVICES  -  EV  COMPONENT  DESIGNS

Multi Copper Plate Motor
------------------------

               [GRAPHIC OMITTED HERE BUT INCLUDED IN PDF VERSION]

EVs use electric motors as power trains. These EV motors are sometimes used in harsh environments such as in wet conditions and on rough or dusty roads, and must also perform well in extremely cold or warm weather.

We Instead of using existing electric motors which may or may not have been specifically designed to withstand these conditions, we developed an EV-specialized motor named Multi Copper Plate ("MPC") motor. Our MCP Motor has multiple copper plates and bars instead of coils and/or a permanent magnet. In addition, the MCP Motor has the capability of electricity regeneration: using the wheels, it can regenerate some of its expended electricity.

We are in the process of applying for a patent for our MCP Motor. The expected cost of completing the development and beginning the mass production of 30 Kw, 7 Kw, and 5 Kw MCP motors is $1,000,000. We can develop the MCP Motor by January of 2010, and start production from March 2010, if we secure the development funds by May 2009. The development is in the engineering design stage now.

We intend to begin mass production of the MCP Motor through an outsourced supplier by November 2009, which supplier will be selected by September 2009. We are in the process of applying for a patent for our MCP Motor.

Multi Motor System
------------------

We believe we have overcome one of the primary barriers to cost-efficient larger and faster vehicles. Larger or faster vehicles require bigger, higher powered motors and higher voltage batteries. For EVs, an increase in power has traditionally meant an exponentially disproportionate increase in cost; e.g. while a 60 kW motor and controller costs approximately $2,000 on the open market, a 240 kW motor and controller costs around $20,000. Our Multi Motor System ("MMS") uses four 60 kW motors instead of one 240 kW motor. Costing around $8,000, it is less than half the cost, and we believe it may have other benefits as well.

One benefit multiple motors may have is that it distributes the power among four motors, which is a potentially more efficient method of generating wheel power. Another is the energy saving potential of being able to operate anywhere from one low powered motor to all four, depending on the driving mode. After accelerating to top speed using all four motors of the MMS, the EV can switch off all but one small motor to expend the minimal amount of energy needed to maintain cruising speeds. Also, our system results in changing the high voltage system of larger and faster EVs to a low voltage system, 360V to 72V.

               [GRAPHIC OMITTED HERE BUT INCLUDED IN PDF VERSION]

Finally, the MMS may increase EV safety by reducing the risks involved with a motor breakdown. Much like a multiple engine jetliner, when something goes wrong with one of the motors, the other three are able to keep working and get the driver to safety.

We have completed successful pilot testing of the four motor MMS, and hope to begin manufacturing by October 2009. We also plan in the future to develop a 120 kW MMS by using two 60 kW for a mini bus. This project will not be started until we receive an order. We do not have any intention to develop any MMS power train without orders for 120 kW or above sized power trains.

Multi  Channel  Battery  Management  System
-------------------------------------------

We have developed our own state of the art Battery Management System ("BMS"). A BMS controls the flow of electricity charging and discharging the battery peck, keeps the battery temperature stable, and maintains the battery cell balance. The uncontrolled flow of electricity would destroy high priced Lithium Polymer battery cells, but a BMS constantly maintains the battery's efficiency and safety.

               [GRAPHIC OMITTED HERE BUT INCLUDED IN PDF VERSION]

We have designed our Multi Channel BMS to fully integrate with the driving experience. Information from the battery is incorporated into the on-board computer, so that the driver can check the full detail of the battery's status and more effectively manage the battery. In addition, since we are developing our BMS ourselves we can incorporate this state of the art component into our vehicles at cost, meaning a lower end-user price.

We have already finished the development of BMS for 48, 53, 72, 144, and 300 Volts. We have preliminarily agreed to outsource the mass production to Nano GP. Once the definitive agreement is signed, the mass production can be started anytime on an order basis. We intend to file for patents of our BMS designs in October 2009.

Refeulable Zinc Air-Fueled Cell Power Pack
------------------------------------------

We have recently developed, completed initial testing of, and applied for a patent for the Refuelable Zinc Air-Fueled Cell ("ZAFC") power pack. Previously, we reported that we were going to make a rechargeable ZAFC power pack with the company who invented ZAFC battery. We found that our development with a refuelable type would be more efficient as a power pack for EVs as it can be used as the generator for the zero emission Plug-in Hybrid Electric Vehicle
(PHEV). The Refuelable ZAFC power pack can generate electricity as it oxidizes tiny zinc balls. We developed the automatic fueling devices and sludge collection filters.

The expected cost of completing the production of working prototype, pilot test model, and mass production ready model is $1,000,000. Provided we receive adequate funding, we can finish the mass production model by 2010. Delays in financing may result in delays in production.

In addition, our power pack was requested to be developed as the power storage system for wind or solar powered buildings and generators by customers in Japan, Korea, and UAE. We intend to finish the prototype for these power packs during September 2009, and plan to sell them to these customers beginning in October.

EV  Conversion  Kit
-------------------

In April, 2009, we developed and completed testing of our EV Conversion Kit, pictured below. The kit is a result of our EV component development, and includes (from left) 60 kW water cooled AC motor, converter with driving and whipping mode, 30 kW lithium polymer battery power pack with multi channel battery management system, home charger, and transmission connecting gear.

               [GRAPHIC OMITTED HERE BUT INCLUDED IN PDF VERSION]

The kit was successfully installed and tested on a Kia Morning model, pictured to the right. The converted Kia achieved speeds of 100 mph and a range of 150 miles on a single charge, going from zero to sixty mph in eight seconds.

Our conversion solution can be used in any type of small to midsize vehicle platform (2,000 cc engines or below), for any manufacturer. Using Leo's solution, cars can be converted to electric vehicles for real world use both for high-speed highway and city traffic.

Our long term goal is to convert and sell existing vehicle bodies into EVs, however unless and until we find a partner to supply vehicle bodies we intend to market the kit separately, as well as our services in converting customers' vehicles.

PRINCIPAL  PRODUCTS  AND  SERVICES  -  ELECTRIC  VEHICLE  DESIGNS

Development of our EV designs begins with a concept. After the concept is verified in market research, we develop the concept design, and then engineering design using clay models or 3 dimensional computer graphics. From the engineering designs, we develop a prototype test vehicle individually in our shop, using methods standard to the automotive manufacturing industry. We test the prototype to collect the necessary data to make a production ready model. Using the data achieved in the test, we or our manufacturing partner builds the manufacturing model using methods standard to the automotive manufacturing industry.

We have already developed several EV designs, some of which have working prototypes and have completed initial pilot testing, and some of which we have manufacturing models ready to begin production upon adequate funding. The SGK and Reverse Tricycle Scooter are in the design phase and have no prototypes built to date. We have not begun commercial production of any of our designs to date.

S-65  Sport  Utility  Vehicle
-----------------------------

The S-65 Sport Utility Vehicle was developed using the body of Toyota's Rav 4 as a regular speed E-SUV. We have finished the prototype of the S-65 and completed successful initial testing of the prototype. We will need further financing in order to develop a production ready model and test it.

Once we develop and test the production model, the S-65 will be initially available on an order basis only. When taking the order, we must receive 50% of the total order amount because we also need to pay 50% of the costs for purchasing the parts, components, and labor. Our parts costs are about $25,000

               [GRAPHIC OMITTED HERE BUT INCLUDED IN PDF VERSION]

                    ----------  ----------------  -----------------
                    Dimensions  Overall Length    3850 mm/12.6 ft
                                Overall Width     1785 mm/5.85 ft
                                Overall Height    1665 mm/5.46 ft
                                Wheelbase         2280 mm/7.48 ft
                                Tread             1480 mm/4.85 ft
                                Road Clearance    250 mm/.82 in
                                Vehicle Weight    1200 kg/2645.5
                                Riding Capacity   2 seater/4 seater
                    ----------  ----------------  -----------------
                    Speed       Max. Speed        184 kmh/68 mph
                                Economic Speed    60 kmh/37.2 mph
                    ----------  ----------------  -----------------
                                Gradability       16
                    ----------  ----------------  -----------------
                    Suspension  Front             shock absorber
                                Rear              shock absorber
                    ----------  ----------------  -----------------
                    Brakes      Front             disk
                                Rear              disk
                    ----------  ----------------  -----------------
                    Tire        Front             235/60 R13
                                Rear              235/60 R13
                    ----------  ----------------  -----------------
                                Transmission      Semi auto

                    ----------  ----------------  -----------------
                    Power       Motor Type        AC
                                Rated Power       30kw/40hp
                                Max. Power        70kw/100hp
                                Battery Type      Lithium Polymer
                                Battery Capacity  172V/200A
                                Charger           110V/100Ah
                                Controller        AC
                    ----------  ----------------  -----------------

Leo  SGK  Passenger  and  Utility  Vehicles
-------------------------------------------

The SGK is a compact two seat vehicle originally designed by LEOM for short range transportation or utility work. The SGK can be customized into several types including a regular speed E-passenger vehicle and both a regular speed and low speed E-utility vehicle.

               [GRAPHIC OMITTED HERE BUT INCLUDED IN PDF VERSION]

The utility SGK will be developed as a delivery vehicle, farming utility truck, and service fleet vehicle. We will be able to produce a regular speed SGK using a LIPO battery, and a low speed SGK with a deep cycle battery.

Development of the prototype of the SGK has been delayed due to insufficient financing. We are currently negotiating to outsource the production of the SGK with an outside manufacturer, who will build the prototype based on our engineering designs. Both types of SGK will be initially marketed on an order basis like the S-65. We hope to have each of our SGK models ready for by-order manufacturing by October, 2009.

                    ----------  ----------------  ---------------
                    Dimensions  Overall Length    3300mm/10.82ft
                                Overall Width     1540mm/5.05ft
                                Overall Height    1700mm/5.57ft
                                Wheelbase         2350mm/7.70ft
                                Tread             1347mm/4.41ft
                                Road Clearance    200mm/7.87in
                                Vehicle Weight    700kg/1543lb
                                Riding Capacity   4 seater
                    ----------  ----------------  ---------------
                    Speed       Max. Speed        130 kmh/80mph
                                Economic Speed    60kmh/37.2mph
                    ----------  ----------------  ---------------
                                Drive Distance    400km/248mi
                    ----------  ----------------  ---------------
                    Suspension  Front             shock
                                Rear              shock
                    ----------  ----------------  ---------------
                    Brakes      Front             disk
                                Rear              disk
                    ----------  ----------------  ---------------
                    Tire        Front             195/60 R14
                                Rear              195/60 R14
                    ----------  ----------------  ---------------
                                Transmission      auto
                    ----------  ----------------  ---------------
                    Power       Motor Type        PMDC
                                Rated Power       25kw/32.5hp
                                Max. Power        50kw/65hp
                                Battery Type      Lithium Polymer
                                Battery Capacity  72V/150A
                                Charger           72V/50Ah
                                Controller        PMDC
                    ----------  ----------------  ---------------

* Above specification were developed from our engineering designs and development goals. These may change due to technical issues in mass production or laws and regulations of the region where the vehicles are sold.

V1  Tourism  Vehicle
--------------------

The V1 is Resort/Tourism vehicle originally designed by LEOM. Based on the concept behind existing resort and tourism vehicles, the V1 was designed for transporting passengers around resorts and other tourist destinations. We have agreed to a Memorandum of Understanding ("MOU") with Bolwell Co., Ltd., one of the largest resort marketers in Australia to distribute the V1 or other EVs in Australia. The Australian resort vehicle market is approximately 20,000 vehicles per year. Entry into a definitive agreement with Bolwell has been delayed due to insufficient funding. Unless we can obtain sufficient financing, this MOU may be further delayed or terminated.

We have developed and sold one V1 prototype pursuant to our agreement with CUSCO group. Further rollout of the V1 will depend on financing, government approval, and the development of production capabilities. We have produced three V1 prototypes in January, 2009 for pilot testing, and have yet to determine our targeted roll out date or approximate cost of production. In addition, production will be dependent on the availability of sufficient financing, or will be completed on an order basis with some or all of the purchase price paid up front.

               [GRAPHIC OMITTED HERE BUT INCLUDED IN PDF VERSION]

                    ----------  ----------------  --------------
                    Dimensions  Overall Length    4325mm/14ft
                                Overall Width     1550mm/5ft
                                Overall Height    2030mm/66.66ft
                                Wheelbase         3165mm/10.38ft
                                Tread             1480mm/4.85ft
                                Road Clearance    250mm/9in
                                Vehicle Weight    1300kg/1.43ton
                                Riding Capacity   11 seater
                    ----------  ----------------  --------------
                    Speed       Max. Speed        55kmh/34mph
                                Economic Speed    30kmh/18mph
                    ----------  ----------------  --------------
                                Gradiblility      10
                    ----------  ----------------  --------------
                    Suspension  Front             shock
                                Rear              shock
                    ----------  ----------------  --------------
                    Brakes      Front             disk
                                Rear              disk
                    ----------  ----------------  --------------
                    Tire        Front             165/65 R13
                                Rear              165/65 R13
                    ----------  ----------------  --------------
                                Transmission      auto

                    ----------  ----------------  --------------
                    Power       Motor Type        DC
                                Rated Power       9kw/12hp
                                Max. Power        15kw/20hp
                                Battery Type      deep cycle
                                Battery Capacity  72V/250A
                                Charger           72V/50Ah
                                Controller        SEPX
                    ----------  ----------------  --------------

Delivery and Passenger Scooters
-------------------------------

We had previously developed two models of electric scooters, the S 3 and S 5, but these models failed pilot testing due to unforeseen issues with in-wheel motors. As a result we have developed our Hilless Electric Scooters using a central motor and chain or belt.

               [GRAPHIC OMITTED HERE BUT INCLUDED IN PDF VERSION]

The Hilless Business (pictured left), was developed to sell to fleet customers in the delivery business such as the post office, TV/Internet home shopping, Pizza, and courier services. We have completed the prototype and are testing it. The Hilless Business prototype has a top speed of 50 mph with range of 60 miles (as tested on a track with 48 volt, 53 ampere power pack) per single charge. It ran hills more than 30 degree for 1.25 miles. Hilless Business uses a lithium Polymer power pack including the Ultra BMS which balances the voltage differences among battery cells within 0.05~0.01 volt.

               [GRAPHIC OMITTED HERE BUT INCLUDED IN PDF VERSION]

We plan to produce the Hilless Business for Bike Lease with 30% down payments starting in October of 2009 after proper tests by Bike Lease. If testing fails the order can be delayed or cancelled. We will not sell this model to general consumers, and will not carry any inventory except 5 demo bikes.

We have also developed the Hilless City scooter (pictured right) which also uses a central motor and chain or belt. The Hilless City can run with max speed of 37 mph with range of 75 miles (as tested on a track with 48 volt, 50 ampere power pack).

Fast Attack Vehicle (FAV)
------------------------

Requested from Hyundai Rotem, one of the largest companies in the Korean Defense Industry, we have developed a multipurpose strategic vehicle, or tank, for the Korean military. An original design named the Fast Attack Vehicle ("FAV"), the vehicle can be manned or unmanned and has remote deployable robotic capabilities. Its 6x6 in-wheel motor system control with steering column and skid drive control provides it the ability to traverse various harsh terrain and the ability to turn around 360 degrees in one spot.

It is well equipped with an advanced GPS and laser scan technology for intelligent 3D geometrical navigation. Additional features include specialized control technology to accomplish fast target tracking with silence and speed.

We have developed the design and a working prototype for the FAV. The working prototype was sold, and we will not begin further production until we receive definitive orders from the military, because this vehicle does not have general market. We have not developed our expected sale price or business model with respect to the FAV, and have not entered into any definitive agreement to manufacture or sell the FAV.

               [GRAPHIC OMITTED HERE BUT INCLUDED IN PDF VERSION]

               Max Speed                50kmh/31mph
               -----------------------  --------------------------
               Dimension                3.1m*2.1m*1.6m(L*W*H)
               -----------------------  --------------------------
                                        6*6 In wheel
               Type                     (Drive by wire)
               -----------------------  --------------------------
               Seater                   1 seater (manual-option)
               -----------------------  --------------------------
               Max. Weight              2.5 Tons
               -----------------------  --------------------------
               Suspension               double wishbone
               -----------------------  --------------------------
               Motor                    In wheel motor
               -----------------------  --------------------------
               Steering type            skid steering
               -----------------------  --------------------------
               Wheel/Tire               Skid
               -----------------------  --------------------------
               Battery                  Lithium Polymer (172V200A)
               -----------------------  --------------------------
               Waterproof/Radiant heat  IP64
               -----------------------  --------------------------

E-Princesa  Taxi
----------------

We have reached an agreement with the city government of Puerto Princesa, Philippines to supply 2,500 Taxis in Puerto Princesa in order to solve its growing pollution and gas price problems with its existing tricycle taxis. Named the E-Princesa, the taxi is a Low Speed Vehicle-"LSV", a vehicle with a maximum speed of less than 60 kph-and is an original design by LEOM. Our agreement with Puerto Princesa represents not only the sale of LSV taxis, but the opportunity to pilot test multiple thousand LSV taxis. This will save us the expense of pilot testing the vehicle ourselves.

               [GRAPHIC OMITTED HERE BUT INCLUDED IN PDF VERSION]

Pursuant to the agreement, the Company will provide parts, will provide $300,000 in capital, and will operate the joint venture. The city will provide Php200 million (approximately $4.2 million) in capital over the course of the joint venture, including an initial payment of Php14 million (approximately $300,000). The agreement contemplates entry into a definitive Joint Venture Agreement that has not been completed.

Our business model under the Agreement is to allow tricycle drivers to spend no more on monthly payments for the eTaxi than they currently spend on fuel for their current vehicles: the total purchase price of about $4,000 would be reduced to about $2,500 by government subsidy and trade-in value, which then would cost approximately $80 per month on typical financing terms. Added to an estimated $100 per month charge for renting and swapping the eTaxi's battery, and drivers pay no more than the $180 per month that they are currently paying for gasoline/petrol. We anticipate revenue from the e-Princessa beginning in February 2010.

The city government has already secured Php 200 million in order to subsidize approximately $2,500 per eTaxi. The agreement calls for a minimum of 2,500 units which would provide the Company with approximately $10 million in revenues, not including costs of sales such as our distribution fee to SEA Motors. We are in the process of developing the E-Princesa. We expected to have three prototype models delivered by March 2009, but this schedule will be delayed because the joint venture company has not received the required approximately $600,000 payment for the prototypes.

The city and Leo Motors are required to invest about $300,000 each as initial paid-in capital, none of which has been paid. Our goal is to begin manufacturing starting in December, 2009, and begin receiving revenues in Debruary 2010, however delays in obtaining financing may result in the futher delay or cancellation of this agreement.

                    ----------  ---------------  -------------
                    Dimensions  Overall Length   3300mm/10ft
                                Overall Width    1540mm/5ft
                                Overall Height   1700mm/5ft
                                Wheel Base       2350mm/7ft
                                Tread            1347mm/53in
                                Road Clearance   200mm/8in
                                Vehicle Weight   400kg/881lb
                                Riding Capacity  4 seater
                    ----------  ---------------  -------------
                    Speed       Max. Speed       50kmh/31mph
                                Economic Speed   30kmh/18mph
                    ----------  ---------------  -------------
                    Suspension  Front            Shock
                                Rear             Shock
                    ----------  ---------------  -------------
                    Brake       Front            Disk
                                Rear             Disk
                    ----------  ---------------  -------------
                    Tire        Front            2.75 - 17 41P
                                Rear             2.75 - 17 41P
                    ----------  ---------------  -------------
                                Transmission     Auto
                    ----------  ---------------  -------------
                    Power       Motor Type       ML-BLDC
                                Rated Power      5kw/6hp
                                Max. Power       10kw/13.1hp
                                Battery Type     48v/53a
                                Charger          48v/20ah
                                Controller Type  ML-BLDC
                    ----------  ---------------  -------------

Reverse  Tricycle  Scooter
--------------------------

               [GRAPHIC OMITTED HERE BUT INCLUDED IN PDF VERSION]

We have signed an MOU to form a joint venture with Global Electric Motor Cars Asia Co., Ltd. in Thailand ("GEM Thailand") to develop a reverse tricycle scooter. The joint venture will create Leo Motorcars Co. Ltd. (Thailand) ("LMT") which will develop and operate the venture. The MOU anticipates the execution of a definitive agreement, but currently is not an enforceable contract. GEM Thailand has asked that we contribute approximately $150,000 into the joint venture to to undertake developing, manufacturing, and selling the Reverse Tricycles. Accordingly, until we are adequately funded we will not be able to execute a definitive agreement, and potential revenues cannot be determined. Delays in obtaining sufficient financing may result in cancellation of the MOU.

Development  Schedule  of  Our  Products
----------------------------------------

The following is an overview of the stage and targeted manufacture date of our EVs and components:

PRODUCT                              STAGE               TARGET
-----------------------------------  ------------------  -------------
Multi Copper Plate Motor             Engineering Design  March 2010
Multi Motor System                   Pilot Test          October 2009
Multi Channel BMS                    Manufacture- Ready  N/A*
Refuelable ZAFC Power Pack           Engineering Design  August 2010
Power Pack for Wind/Solar Buildings  Engineering Design  October 2010
S 65                                 Working Prototype   N/A*
SGK                                  Working Prototype   February 2010
V1                                   Working Prototype   N/A*
Delivery Motorcycle                  Manufacture-Ready   N/A*
Scooter                              Manufacture-Ready   N/A*
E-Princesa Taxi                      Engineering Design  December 2009
Reverse Tricycle Scooter             Working Prototype   March 2010
Fast Attack Vehicle                  Working Prototype   N/A*

* Further progress towards manufacturing is dependent on additional financing and/or placement of orders; accordingly, there is no current targeted manufacturing date.

"Target" means the expected month when mass production can be started. We are in the process of seeking financing for the cost of completing the working prototype and beginning mass production. If the financing is delayed or is not made, the target month will be accordingly delayed, or the project may be cancelled.

MARKET  FOR  ELECTRIC  VEHICLES

The market for Electric Vehicles represents a narrow but rapidly growing sector in the overall vehicle market. Currently the most productive market for EVs is fleet operators, that is, any organization that operates many vehicles from a central location, primarily government agencies and large companies. These organizations include delivery operations, taxis, police and other government offices, the military, resorts, municipal bus lines, and rental car agencies.

The consumer market for EVs is still relatively small due to high prices and lack of EV infrastructure, however it is growing and is expected to continue to grow as the technology and price of EVs improves. As with the most new products that are different from established norms, it is impossible to accurately forecast the market for EVs. The future market for consumer EVs will depend greatly on the availability of EV infrastructure and the actions of governments with respect to EVs.

OPERATIONS

Currently our operations consist of development of our products and technology, and marketing. Although we plan to have several manufacturing facilities or partnerships throughout Asia and possibly Australia, Europe, and the United States, we currently do not have any manufacturing facilities and have only one manufacturing partner.

Research  and  Development
--------------------------

We conduct all of our research and development ("R&D") in-house at our workshop and offices in South Korea. In 2007 we spent approximately $577,112 on research and development activities. Our R&D activities in 2007 are summarized in the following table:

ITEM            MODEL                        STATUS             Amount(US$)
--------------  ---------------------------  -----------------  -----------
Parts & System  BLDC  MOTOR                  Completed               78,000
                ---------------------------  -----------------  -----------
                BMS (battery
                management system)           Completed               37,871
--------------  ---------------------------  -----------------  -----------
Scooter         Electric Scooter             Continue in 2008       103,763
--------------  ---------------------------  -----------------  -----------
Other           EV3 (Neighborhood            Started in 2006;
Vehicles        Electric Vehicle)            Completed in 2007        6,360
                ---------------------------  -----------------  -----------
                S-15(Sport Utility Vehicle)  Continue in 2008        59,790
                ---------------------------  -----------------  -----------
                SGK(Neighborhood
                Electric Vehicle)            Continue in 2008       179,557
                ---------------------------  -----------------  -----------
                V1( Resort Mini
                Bus for Resort)              Completed              111,771
--------------  ---------------------------  -----------------  -----------
TOTAL                                                               577,112
--------------  ---------------------------  -----------------  -----------

We spent approximately $419,298 on our R&D activities in 2008, as summarized by the following table:

ITEM     MODEL                           STATUS            Amount(US$)
-------  ------------------------------  ----------------  -----------
Scooter  Electric Scooter / Motorcycle   Continue in 2009      125,789
-------  ------------------------------  ----------------  -----------
Vehicle  S-65 (Sport Utility Vehicle)    Continue in 2009       83,860
         ------------------------------  ----------------  -----------
         SGK / E Princesa                Continue in 2009      209,649
-------  ------------------------------  ----------------  -----------
TOTAL                                                          419,298
-------  ------------------------------  ----------------  -----------

Key  Suppliers
--------------

We depend on several suppliers of parts and raw materials for our products. These include the following:

     Part                               Supplier(s)
     ---------------------------------  ----------------------------------------
     Polymer Battery                    EIG, KOKAM, Power Tech
     Motor                              Ace electric Co., Ltd., Advanced DC
                                        Motor, SEN Motors, Presto Asia, Hyosung,
                                        Sidae, Sevcon.
     Controller                         Cutis, Nuri, Sen Motors, LS

     Charger                            Alpha Tronics, Nuri
     BMS                                Nano GP, Nuri
     Body Platform                      Mytech

Marketing
---------

Our initial marketing strategy is to focus on individual sales to fleets and EV manufacturers. We have already begun marketing our existing products and design concepts to governments and companies throughout the world, and have several deals already in place. In addition, we have developed strategic contacts in Korea, China, Japan, Europe, Australia, and elsewhere, which we believe will help present opportunity for additional sales. The delays we have experienced due to insufficient financing and other issues may threaten our relationship with these contacts.

We  plan  to  emphasize  the  following  selling  points:

-     The  current  crisis  in  combustion  fuel  prices
-     Saving  the  globe  from  carbon  dioxide  and  global  warming
- Revolutionary technological development of EV components in terms of price, size, capacity, and efficiency
-     The  overall  price  of  EV  is  dropping
-     Favorable  social  supports  in  laws,  taxes,  and  subsidies

Distribution
------------

The Company has entered into an agreement with SEA Motors Group, Inc., a Delaware Company ("SEA"), to act as the Company's consultant in the Philippines. SEA will distribute the products assembled in our joint venture in Puerto
Princesa. Pursuant to the agreement, SEA will receive 2.6% in cash of the contract amount from sales and 1,300,000 shares for the sales of 2,500 e-Taxis in the Philippines. We have not yet developed our plan of distribution other than for the E-Princesa.

Manufacturing
-------------

We have entered into an OEM contract with Chulin to manufacture our Hilless motor cycle and scooter in conjunction with our sales agreement with Bike Lease. We have no other definitive manufacturing agreement, but we intend to outsource manufacturing of our other EV models or form joint ventures for the purpose of establishing and operating manufacturing facilities.

We have agreed to form a 50/50 joint venture with the city government of Puerto Princesa to establish and operate the manufacturing the E-Princesa taxi in Puerto Princesa. The setting up of the joint venture company has been delayed by delays in payment of initial capital, including $300,000 from us, but we hope to begin manufacturing of the e-Taxi by the end of September 2009.

We have entered into an MOU with GEM Thailand to establish and operate the manufacturing of the Reverse Tricycle Scooter. Entry into a definitive agreement has been delayed due to insufficient funding, and currently we do not have an enforceable contract. Further delays may result in cancellation of the MOU.

We have preliminarily agreed to outsource the manufacturing of our BMS to Nano GP. Once the definitive agreement is signed, manufacturing can begin immediately upon orders being placed.

We do not have any other agreements to either outsource manufacturing of, or form joint ventures for the manufacturing of our EVs with any other party. As the market for our product develops, we may decide to establish our own manufacturing facilities, or enter into further agreements to manufacture EVs in other locations.

COMPETITION  AND  MARKET  SHARE

We are currently in the process of developing our products for manufacturing, and so to date we do not have any share of the EV market. When we do, we will face competition from several sources. Within the EV industry, there are a few market leaders and numerous smaller companies attempting to gain a market share. The companies include:

-     Tesla  Motors
-     Miles  Electric  Vehicles
-     Think
-     Universal  Electric  Vehicle  ("UEV")
-     Phoenix  Motorcars
-     ZENN  Motor  Company
-     Global  Electric  Motorcars  ("GEM")  (a  division  of  Chrysler)
-     Smart  EV  (developed  by  Daimler  Chrysler)
-     Smith  Electric  Vehicles

Among our EV competitors, we consider Tesla, Miles, and Think to be our biggest competitors. Tesla has developed the Roadster, an electric sports car for a price of around $100,000 USD. It has a top speed of 125 mph and can achieve 0 to 60 in around four seconds. Think is developing the City, an urban commuter with a top speed of 62 mph. They plan to release it in Europe this year for a price of $34,000 USD, and a year or two later in the U.S. for a projected price of around $17,000. Miles already makes and sells 2 low speed EVs, manufactured in China, and plans to roll out a highway speed EV in the near future. In addition, ZENN Motors has products very similar to our current models and is publicly traded on the Toronto Stock Exchange.

We also face competition from traditional auto makers in two ways. Not only do EVs compete directly with traditional combustion engine vehicles, but several industry giants have begun development of EVs of their own. For example, GM has unveiled the concept design for its new Chevrolet Volt EV, and announced plans to have it on the market by 2010.

Our component sales will also face competition from EV component suppliers, most notably Power Motor Systems and EV Solution Business. The biggest competitor of our EV conversion kit is AC Propulsion. AC propulsion provided conversion kits for Tesla and BMW's Mini E.

OTHER  MATTERS

Employees
---------

We currently have 17 employees, all of which are full time. We believe our relationship with our employees is good.

Intellectual  Property
----------------------

Our business model depends on the development and protection of our intellectual property, most notably the technology behind our motors and batteries. We currently have two patents, one for our Multi Motor System ("MMS") and the second for one of our EV designs. Each patent was filed with the Korea Intellectual Property Office and is valid only in Korea. As we have not applied for or received patent protection in the US or any other country, there is a distinct risk that we will not be able to adequately protect our intellectual property rights in these countries.

Granted Patents:

------------   -----------  -------------------------------------------------
Motor Patent   Patent No.   Korea 10-0682489
               -----------  -------------------------------------------------
               Issue Date   2007.2.7
               -----------  -------------------------------------------------
               Expiration
               Date         2027.2.7
               -----------  -------------------------------------------------
               Name         Multi Motor Device
               -----------  -------------------------------------------------
                            Connect more than 2 electric motors to an axis of
                            crank, normally use one motor, but operate other
               Description  electric motors in time of emergency.
------------   -----------  -------------------------------------------------
Design Patent  Patent No.   Korea 30-0490413
               -----------  -------------------------------------------------
               Issue Date   2008.5.6
               -----------  --------------------------------------------------
               Expiration
               Date         2023.5.5
               -----------  --------------------------------------------------
               creator      Lee Jung Yong, and 5 other persons
               -----------  --------------------------------------------------
                            Design being suited to Electric vehicles, it is an
                            original work of a Leo Motors design team. Being
                            submitted to the Seoul International Auto Show on
               Description  April, 2006.
-------------  -----------  --------------------------------------------------

Patent  Applications:

Application     Application
Number          Date         Title of the Invention        Inventor
==============  ===========  ============================  =============
Korea 10-2008-               Air Cooled Water Proof
0124285           12/8/2008  Battery Stack Assembly        Jung Yong Lee
--------------  -----------  ----------------------------  -------------
                             Zinc-Air fuel cell stack
Korea 10-2008-               assembly for Zero
0124286           12/8/2008  Emission-PHEV                 Jung Yong Lee
--------------  -----------  ----------------------------  -------------
                             Electric automobile power
                             promotion apparatus (Air
Korea 10-2008-               Turbine Generator, Air Jet,
0124287           12/8/2008  Motor Drive Assistance)       Jung Yong Lee
--------------  -----------  ----------------------------  -------------

Korea 09-27689  3/31/2009  Zinc-Air fuel cell stack assembly   Jung Yong Lee
--------------  ---------  ----------------------------------  -------------
Korea 09-27688  3/31/2009  Battery Stack Assembly              Jung Yong Lee
--------------  ---------  ----------------------------------  -------------
                           Electric Vehicle driving
                           mode control method
Korea 09-27684  3/31/2009                               (MMS)  Jung Yong Lee
--------------  ---------  ----------------------------------  -------------
                           Motor
Korea 09-27686   4/9/2009                               (MMS)  Jung Yong Lee
--------------  ---------  ----------------------------------  -------------
                           Electric Vehicle Power Generator
Korea 09-29491  4/16/2009  (Multi Copper Plate Motor, MMS)     Jung Yong Lee
--------------  ---------  ----------------------------------  -------------

As we develop new technologies and designs, we will need to file additional patents to ensure our intellectual property rights are protected.

Regulation
----------

Need  for  Government  Approval

In South Korea, those who want to fabricate, assemble or import automobiles in accordance with the applicable automobile control laws must apply to Ministry of Land, Transport and Maritime Affairs to register as a manufacturer and receive a manufacturers' registration certificate. We received the manufacturer's certificate in July 2006.

Effect  of  Government  Regulation

We are in the business of fabrication and sale of automobiles and other vehicles, and accordingly we are subject to several laws related to automobile fabrication, sales, import, and operation.

South Korea's laws related to automobile manufacturers regulate registration, safety criteria, type approval, inspection, maintenance, testing, etc. of automobiles. There are also laws regulating noise allowance and vibrations made by vehicles, and environmental laws (as discussed below). Complying with the strict regulation of automobile manufacturing is costly and could significantly affect our ability to become profitable. In addition, failure to comply with these laws could subject our Company to penalties, which could include severe fines or the removal of government approval to do business in the EV industry. Although we fully intend to comply with all applicable rules and regulations, we cannot assure that we will be able to do so.

In addition, the operation of automobiles is subject to several sources of regulation, including traffic laws and civil liability for negligent or other harmful use. Although these laws primarily regulate the end user of our products, it is possible that we as the manufacturer may become subject to derivative liability from these laws. We believe that the risk of these laws affecting us, while possible, is unlikely.

Also, it is important to note that the above laws of South Korea have no content related to electric automobiles, so our electric automobile must be registered as a general automobile, and must comply with the same standards if they will be able to run on the general road. The differences between EVs and conventional vehicles makes it difficult and, in our opinion, unnecessary for EVs to comply to the same standards as conventional vehicles and so will make it difficult to gain approval to run our EVs on public roads.

The government of South Korea is currently reviewing revision of laws related to electric automobiles. Although we expect law changes that will greatly facilitate the incorporation of EVs into the mainstream of South Korean streets, we cannot be certain that these changes will occur. If they do not, it could materially affect our ability to market our EVs to consumers. We intend to eventually to export and sell our EVs to the United States and Europe, where laws for electric automobiles are already in place.

Effect  of  Environmental  Regulation

Our country's automobiles are subject to several environmental regulations, including air preservation, noise and vibration control. Accordingly, we are required to limit the air contaminants, noise and vibrations of our vehicles to certain levels. Failure to do so may impose fines or other penalties on the Company. For example, light oil vehicles generate more air contaminants than gasoline vehicles, and so light oil vehicle users are paying the environment improvement tax.

However, our EVs generate almost no noise or vibration because they have no engine, and emit no air contaminants due to the use of gasoline because they move through the operation of motors using electric batteries. Therefore, it is highly unlikely that we will be adversely affected by air environment preservation laws and noise/vibration control laws.

Moreover, the Korean Ministry of Environment is currently proceeding with a subsidy support project for governmental purchases of low pollution vehicles (electric scooters and hybrid cars), and the subsidy support plan is under review for other electric automobiles in the future. Several other governments have put in place subsidy, finance, and tax incentive programs as well. We believe that the continued support of environmental regulation in South Korea and abroad will significantly benefit our ability to market our products.

ITEM 1A.  RISK FACTORS.

The Company faces a number of risks and uncertainties.

              RISK FACTORS CONCERNING OUR BUSINESS AND OPERATIONS:

WE HAVE A LIMITED OPERATING HISTORY, WHICH MAY MAKE IT DIFFICULT FOR INVESTORS TO PREDICT OUR FUTURE PERFORMANCE BASED ON OUR CURRENT OPERATIONS.

Leo Motors, Co. Ltd ("Leozone"), our operating business, was organized in July, 2006, and since inception has spent the majority of its time developing its products and business plan. The Company accordingly has a limited operating history, which may not be a reliable indicator of our future performance. The company will not realize profitability unless it can successfully implement its plan of operation.

WE WILL NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL, AS NEEDED, THE FUTURE GROWTH OF OUR BUSINESS AND OPERATIONS WOULD BE SEVERELY LIMITED.

The automotive industry in general, and the EV industry specifically, is extremely capital intensive. Our plan of operation requires substantial capital investment; we estimate the implementation of our initial business plan will require a minimum of approximately $4,100,000 in additional financing, and possibly up to $10,000,000 for full implementation. To date we have raised only approximately $617,000 in equity financing, and have received about $1,500,000 in cash advances from Mr. Lee, one of our officers. The loan is due on demand and Mr. Lee is under no obligation to advance additional cash, which presents additional risks to investors and creditors that the Company will be unable to repay Mr. Lee and meet its other obligations.

Our ability to implement our plan of operation will depend upon our ability to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of our equity securities in private or public transactions.

If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of the Company held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain rights, preferences or privileges that are senior to those of our common stock.

Our ability to raise sufficient financing both through debt and equity means is substantially likely to be affected by the current economic crisis in the United States and internationally. With the tightening of credit markets and the extreme volatility of stock prices, it is much more difficult to find investors willing to invest in a young Company that has yet to establish recurring revenue.

Accordingly, we may be unable to obtain acceptable financing necessary to implement our plan of operation on suitable terms, if at all. Our ability to develop our business would suffer if we are unable to raise the additional funds on acceptable terms, which would have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.

WE DEPEND ON KEY EMPLOYEES AND PERSONNEL TO OPERATE OUR BUSINESS, WHICH COULD ADVERSELY AFFECT THE COMPANY'S ABILITY TO OPERATE IF WE ARE UNABLE TO RETAIN OR REPLACE THESE PERSONS.

Our future success is largely dependent upon its existing management team, including Jung Yong Lee, our Chief Technology Officer, and Robert Kang, our President and CEO. The loss of one or more of these officers or directors through injury, death or termination of employment could result in the investment of significant time and resources for recruiting and replacement. In addition, we may not be able to find the right mix of talent and experience to replace our existing team. The existing team may not be able to successfully manage the growth of the Company or attract the new talent that will be necessary to run the Company at a high level.

IF WE ARE UNABLE TO GAIN OR MAINTAIN A TECHNOLOGICAL ADVANTAGE, WE MAY NOT BE ABLE TO EFFECTIVELY COMPETE IN THE EV MARKET.

Our business plan depends largely on our technological advantage over other EV manufacturers. In the EV market, it is extremely important to have the best technology available. If we are unable to establish ourselves as technology leaders in the industry, it will significantly affect our ability to market our products.

Moreover, the technology in the EV market is evolving rapidly. Even if we establish our technology as an industry standard, we cannot be certain how long it will remain as such. We will be required to engage in continued and costly R&D to continue to develop our technology in an effort to keep our technological advantage, and even then we may not succeed. If we are unable to maintain our technological advantage, it will significantly affect our ability to market our products.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS.

Our business plan depends largely on our technological advantage over other EV manufacturers. Accordingly, our ability to become profitable will significantly depend on our ability to protect our intellectual property rights.

To protect our rights, we will rely on a combination of copyright and trademark laws, trade secrets, confidentiality agreements with employees and third parties and protective contractual provisions. Further, we have two patents in place and several other patent applications in progress and will rely on patents once they are issued. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products or services or obtain and use information that we regard as proprietary. In addition, others could possibly independently develop substantially equivalent intellectual property. If we do not effectively protect our intellectual property, our business could suffer.

Also, our two patents are filed only in Korea, and have not received patent protection from the United States Patent and Trademark Office or internationally, and our current patent applications will also only be filed in Korea. Accordingly, we may encounter significant difficulty enforcing our intellectual property rights in countries other than Korea. We may be unable to establish jurisdiction over persons infringing on our patents in countries that recognize our patent. Even if we are able to bring an action, the courts may not provide the same level of protection as in Korea, or may rule that our patent does not extend to use in the country where the infringement took place. If we are unable to adequately protect our intellectual property rights, our ability to effectively compete in the market could suffer.

In addition, we may have to litigate to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties' proprietary rights. From time to time, we may receive notice of claims of infringement of other parties' proprietary rights. Any such claims could be time-consuming, result in costly litigation, divert management's attention, cause product or service release delays, require us to redesign our products or services or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on acceptable terms or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could suffer.

WE FACE COMPETITION FROM SEVERAL SOURCES, WHICH MAY MAKE IT MORE DIFFICULT TO GAIN AND MAINTAIN A SHARE OF THE EV MARKET.

While the EV market comprises only a small percentage of the entire automotive market, there are numerous companies attempting to develop and market EVs, including major players in the auto industry such as Mitsubishi, BMW, and Ford. Mitsubishi plans to market the "i MiEV" in late 2009. A compact electric car, the i MiEV uses a single 47 kW motor to drive both rear wheels instead of four in-wheel electric motors. It has a top speed of 130 km/h with a range of 160Km with a single charge. BMW Group, which owns the British automotive brand Mini, recently revealed its electric Mini. The "Mini E" has a 150kw (204 hp) motor, speed electronically limited to 95 mph, and a 0-60 mph time of about 8.5 seconds. The eight hour charge time gives a range of about 150 miles.

With the Congressional bailout and the strong supports from the new government, the "big three" auto makers may also be major competitors in the EV market. GM announced the final prototype of its Plug-in Hybrid Electric Vehicle (PHEV), Volt. It has an all-electric 161 hp motor, along with a gasoline/E85 combustion engine designed solely to recharge the high voltage electric battery pack when it gets low. GM claims the Volt will achieve 0 to 60 mph in 8.5 seconds, and have a top speed of at least 100 mph. The 6 hour charge and a full tank of gas will have a range of about 400 miles. Ford Motor Company plans to build a zero-emission lithium ion electric vehicle to go on sale in 2011. According to Ford, the Fusion-sized car has an expected range as far as 100 miles on a single charge. The onboard battery charger will be capable of plugging into a 110- or 220-volt outlet. Charging time is expected to be 12 hours at 110 volts and half that at 220 volts. Chrysler LLC's ENVI division announced plans to have production models of EVs by 2010.

If we are unable to adequately separate ourselves from these sources of EV competition, we may be unable to gain a sufficient share of the EV market to become profitable.

In addition, EVs are in direct competition with combustion vehicles and other forms of transportation, including bus lines and trains. The ability of the EV market to grow will depend on their ability to compete with these other forms of transportation, which will in turn depend on the development of environmentally friendly laws, the changing attitudes of consumers, and the improvement of EV price, efficiency, and performance. If the EV market as a whole does not develop, we may be unable to gain a sufficient share of the EV market to become profitable.

IF FAVORABLE CHANGES IN EV LAWS ARE NOT MADE, IT WILL BE MORE DIFFICULT TO MARKET OUR PRODUCTS IN THE JURISDICTIONS THAT FAIL TO MAKE THE LAW CHANGES.

In several jurisdictions in which we intend to market our products, EVs are subject to the same regulatory standards as combustion vehicles. Our management believes that this is completely unnecessary, as EVs have far different capabilities and safety concerns, particularly with Low Speed Vehicles ("LSVs") and Neighborhood Electric Vehicles ("NEVs"), which are simpler forms of LSVs such as golf carts. Moreover, forcing EVs to comply with the rigorous standards of their more dangerous combustion equivalents makes is cost prohibitive for EV manufacturers. We are currently only able to market our products to private fleets, or to consumers in countries that provide different levels of access to public roads depending on the capability of the vehicle. For instance, the United States allows LSVs and NEVs only on roads with a posted speed limit of 35 mph or less. In South Korea, these vehicles are not allowed on any public road.

Although steps are being taken in the legislative processes of South Korea and other of our key intended markets to make law changes favorable to EVs, we cannot be certain that these changes will occur. If they do not, our ability to market our EVs in those jurisdictions will be severely limited.

THE  DANGEROUS  NATURE  OF  OUR PRODUCTS PUTS US AT RISK TO POTENTIAL LIABILITY.

Automobiles and other motor vehicles are by their nature highly dangerous to operate. Even our electric LSVs such as scooters and NEVs carry a high risk of injury or property damage if handled improperly. As the manufacturer, it is possible that we could face liability for such injury or damage. Such potential liability will depend on the manufacturer's liability laws in the various jurisdictions in which we intend to sell our products.

Moreover, the already high risk of injury and property damage creates an even greater risk to the Company in the event the Company is found to have been actually at fault in the design, manufacture, or maintenance of its EVs or any of its components. If we become liable for injury or property damage caused by our products, it could materially affect our cash on hand and make it more difficult to invest in the development of our business.

WE MAY FACE UNFORESEEN DIFFICULTIES IN TRANSFORMING OUR CONCEPTS INTO WORKING PRODUCTS.

Several of our EV designs are still in the concept and design phase and do not yet have working prototypes. In addition, we are attempting to incorporate new and innovative concepts into the design of our EVs that have not been done before. This process inherently carries a significant risk that concepts will not translate effectively to working models. If, for example, we do not sufficiently account for differences in size, weight, energy use, heat, and other factors, we may not be able to successfully transform our designs into working production models. If we encounter such unforeseen difficulties and are unable to progress our designs into production models, our ability to generate revenue may suffer.

OUR INDUSTRY IS HIGHLY SENSITIVE TO CHANGES IN OIL PRICES, WHICH CREATES SUBSTANTIAL VOLATILITY IN THE DEMAND FOR OUR PRODUCTS.

Like all alternative energy industries, the demand for EVs has a direct relationship with the price of oil. As the price of oil rises, the demand for alternatives to petroleum products, such as EVs, increases. Since the price of oil is volatile, so then may be the demand for our products. For example, during the recent economic slump the price of oil has collapsed, which has reduced the strain of high gas prices on consumers. This in turn has resulted in a reduction of interest in alternative energy vehicles. The volatility of the demand for EVs makes it more difficult for investors to predict our revenue potential.

FLUCTUATIONS IN CURRENCY EXCHANGE MAY REDUCE THE VALUE OF OUR ASSETS AND ADVERSELY AFFECT OUR LIQUIDITY.

The functional currency in our operations is the Korean Won, and we conduct business or plan to conduct business in several other currencies, including that of the US, the Philippines, and Thailand. Foreign currency exchange rates are subject to significant fluctuation which could have a material effect on our liquidity. For example, a material advance payment made in Korean Won decreased in value from December 31, 2007 to December 31, 2008 by over 25%. This represents a significant risk that assets we hold in foreign currencies will lose value due to the change in exchange rates, and that consequently our liquidity could suffer.

               RISK FACTORS CONCERNING INVESTMENT IN OUR COMPANY:

THERE IS ONLY A LIMITED PUBLIC MARKET FOR OUR SHARES, AND IF AN ACTIVE MARKET DOES NOT DEVELOP, INVESTORS MAY HAVE DIFFICULTY SELLING THEIR SHARES.

There is a limited public market for our common stock. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market or how liquid that trading market might become. If a trading market does not develop or is not sustained, it may be difficult for investors to sell shares of our common stock at a price that is attractive. As a result, an investment in our common stock may be illiquid and investors may not be able to liquidate their investment readily or at all when he/she desires to sell.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS.

Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. The SEC generally defines "penny stock" to be any equity security that has a market price less than $5.00 per share, subject to exceptions.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors, and may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

Sales of our common stock in the public market could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

OUR AUDITOR HAS ISSUED A GOING CONCERN OPINION, WHICH RAISES SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

In its report to management, Gruber & Company LLC, our independent registered public accounting firm, has issued an opinion with respect to the Company's ability to continue as a going concern. This opinion states that the company's losses, among other items, raise substantial doubt about our ability to continue as a going concern, and that the financial statements do not include any adjustment to account for this uncertainty. If the Company is unable to continue as a going concern, investors may be unable to rely on the information contained in the financial statements.

THE ABSENCE OF ANY INDEPENDENT DIRECTORS CREATES INHERENT CONFLICTS OF INTEREST, WHICH MAY MAKE IT MORE DIFFICULT TO RELY ON THE OBJECTIVITY OF THE COMPANY'S DIRECTORS.

The Company currently has 2 directors, each of whom is an employee of the Company. This presents an inherent conflict of interests as there is no separation of the Company's management and its Board of Directors. One of the primary duties of a Board of Directors is to provide supervision and oversight of management. The absence of any directors who are not also members of management raises doubt as to the Board's willingness to fulfill its oversight duties to the shareholders when they directly conflict with the interests of management.

INVESTORS MAY HAVE TROUBLE BRINGING SUITS AGAINST A COMPANY WHICH IS SUBSTANTIALLY OFF-SHORE.

The Company's operations to date occur almost exclusively outside of the United States. In the event legal action is needed against the Company or its directors or officers, it may be difficult and costly, if possible at all, to do so. Investors may not be able to bring suit in a court in the United States, and may have to travel overseas and/or hire foreign counsel. In addition, investors may have to rely upon foreign laws, including conflict of law rules, with which they may be unfamiliar or that may not provide as much protection as would the laws of the United States. Even if investors are successful in obtaining a judgment decree against, or agreeing to a settlement with the Company in the US or elsewhere, a Korean court may not enforce such a decree or agreement on the Company or its directors or officers, and the investor may be unable to subsequently bring an original cause of action in Korea. A foreign plaintiff may be unable to bring an original action in a Korean court which is predicated upon the United States securities laws, other federal laws of the United States or laws of the individual states of the United States or foreign laws, including Korean laws.

ITEM 2.  FINANCIAL INFORMATION

FORWARD LOOKING STATEMENTS: STATEMENTS ABOUT OUR FUTURE EXPECTATIONS ARE "FORWARD-LOOKING STATEMENTS" AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. WHEN USED HEREIN, THE WORDS "MAY," "WILL," "SHOULD," "ANTICIPATE," "BELIEVE," "APPEAR," "INTEND," "PLAN," "EXPECT," "ESTIMATE," "APPROXIMATE," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES INHERENT IN OUR BUSINESS, INCLUDING THOSE SET FORTH UNDER THE CAPTION "RISK FACTORS," IN THIS DISCLOSURE STATEMENT, AND ARE SUBJECT TO CHANGE AT ANY TIME. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS. THIS FORM 10 DOES NOT HAVE ANY STATUTORY SAFE HARBOR FOR THIS FORWARD LOOKING STATEMENT. WE UNDERTAKE NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENT.

This Management's Discussion and Analysis should be read in conjunction with the following financial statements included in this Form 10 (the "Financial Statements):

     -    Financial  statements  for  the  year  ended  December  31,  2008
     - Financial statements for the years ended December 31, 2007 and December 31, 2006;
     -    Financial  statements  for  the  six  months  ended  June  30,  2009

The financial statements have been prepared in accordance with generally accepted accounting policies in the United States ("GAAP"). Except as otherwise disclosed, all dollar figures included therein and in the following management discussion and analysis are quoted in United States dollars.

PLAN OF OPERATION

Leo Motors, Inc. (the "Company") is currently in the process of finalizing the design and production capability of several models of Electric Vehicle ("EV").
During the past two years, we have developed seven models of EV, two electric scooters, three electric cars, one three-wheeled vehicle, and one neighborhood electric vehicle ("NEV"). We also have several other projects in development stages.

The  specific  goals  of  the  Company  over  the  next  twelve  months include:

     -    Production  and sale of our Hilless motor cycle and scooter by October
          2009
     -    Production  and  sale  of  S 65 SUV and SKG electric car by the end of
          2009
     -    Production  and  sale  of  Reverse  Tricycle  Scooters by October 2009
     - Marketing of our EV conversion kit and conversion services by the end of 2009
     -    Testing  of  EV  conversion kit on Toyota RAV-4 model during September
          2009
     - Manufacture and sale of our power storage system for solar and wind power houses and buildings by October 2009
     - Manufacture of e-Princessa Taxis by December 2009, and Revenues by February 2010

In addition, we have developed and are in the process of developing several key EV components that we believe will be competitive with industry leading technology. During the next twelve months, we intend to continue the development of these components, integrate them into our own EVs, and market them to other EV manufacturers.

LIQUIDITY  AND  CAPITAL  RESOURCES

Our liquidity requirements arise principally from our plans to develop EV production capability, additional product development, and marketing costs. Although in the future we intend to fund our liquidity requirements through a combination of cash on hand and revenues from operations, during the year ended December 31, 2008 the Company had incurred $317,761 in expenses and had realized only $82,435 in revenues. Accordingly, our ability to initiate our plan of operations and continue as a going concern is currently dependent on our ability to raise external capital.

Our monthly operating cost including salaries and general expense is currently approximately $40,000, after changing our operating plan in December 2008 to reduce our intended fixed cost investment. We have already secured our annual operating budget for 2009 with current cash holdings, which at our current burn rate will sustain operations until approximately February 2010.

Through 2008 we had relied on approximately $1,500,000 in cash advances from Jung Yong Lee, one of our officers, which we were able to use to develop prototypes of seven EV model designs. The loan is not pursuant to any formal agreement and is due on demand. We are not currently relying on Mr. Lee for additional cash advances, and he is not under any obligation to advance any further cash. However, if we should need to do so in the future, we believe we could negotiate acceptable terms for cash advances from our officers or from our majority shareholder. If we are unable to do so, our ability to sustain operations through 2010 and beyond will depend on our ability to obtain alternate forms of financing.

Despite being able to reach this stage in our development with limited funding, the EV and general automotive industries are extremely capital intensive, and we will need substantial additional financing in order to produce and sell our EVs. Our anticipated minimum costs of implementing our business plan are summarized as follows:

     STEP                     ANTICIPATED COST
     -----------------------  -----------------
     Initial Prototypes       $       1,000,000
     EV Testing               $         300,000
     Component Development    $       2,000,000
     Production Capability    $         500,000
     Production of Inventory  $         100,000
     Marketing & Sales        $         200,000
     -----------------------  -----------------
     TOTAL                    $       4,100,000

To date we have raised approximately $936,200 in equity financing, $200,000 in November 2008, $417,000 in January 2009, and $119,200 in May 2009.

To date we have raised approximately $840,000 in debt financing, including a loan from one of our officers of $440,000. In addition, in May, 2009, the Company secured a loan from Shin Han Bank for 500,000,000 Korean Won (approximately $400,000), with a term of one year which can be extended under certain conditions. The loan is guaranteed by KIBO Technology Fund. We believe that the development of our product designs into working prototypes and production models that have tested successfully has improved our standing with lenders, and will continue to explore additional debt financing opportunities.

Accordingly we will require a minimum of about $3,000,000 in additional financing to implement our initial business plan, but are currently seeking up to $10,000,000 in additional financing and we may be required to seek additional funding. Our efforts in this regard include attending road shows in December
2008 in New York and San Francisco, and beginning discussions with investment banks. In addition to the above financing, we continue to negotiate with financial institutions, venture capital firms, and individual investors among our business contacts.

As we have not generated significant revenues and have not raised a significant amount of equity financing to date, there is substantial doubt as to our ability to continue in the short term and long term as a going concern. Our plan in the short term is to continue our operations at their current level, which our current cash holdings will cover through fiscal 2009. Our long term survival will depend on the growth of our operations towards full scale manufacturing and sales of our EVs, which in turn will depend on our ability to raise sufficient financing. If our fund raising efforts should fail or fall short of our goal, we will have to restructure our business plan in order to sustain our operations. However, in that event we may be unable to implement our business plan or continue operations.

In addition, the functional currency in our operations is the Korean Won, and we conduct business or plan to conduct business in several other currencies, including that of the US, the Philippines, and Thailand. Foreign currency exchange rates are subject to significant fluctuation which could have a material effect on our liquidity. For example, a material advance payment made in Korean Won decreased in value from December 31, 2007 to December 31, 2008 by over 25%. This represents a significant risk that assets we hold in foreign currencies will lose value due to the change in exchange rates.

RESULTS  OF  OPERATIONS

Quarter  Ended  June  30,  2009
-------------------------------

Revenues

The Sales for the six months ended June 30, 2009 were $29,128 compared to $0 for the quarter ended June 30, 2008. Costs of sales were $25,063 and gross profit was $4,065 compared to $0 as costs of sales and $0 as gross profit in the same period in 2008. The sales during this quarter were not generated from regular business as most of our sales are for our product samples or development services. We believe recurring revenue will begin this year as our goal is to begin mass production and marketing of our designs.

Expenses

During the quarter, we incurred $947,544 in expenses, compared to $207,865 in the quarter ended June 30, 2008. The primary increase was due to a $320,101, or 341% increase in General and Administrative expenses, which reflects the payment of consulting service fees and development costs.

Expenses  for  the  quarter  consisted  of  the  following:

Expenses:                      2008     2007
--------------------------  -------  -------
Salaries and Benefits       236,131  116,581
Service Fees                 31,201   18,757
Service Fees paid by stock  287,584        -
General and Administrative  392,628   72,527

Salaries and Benefits - consist of total cash compensation paid to our employees during the year and the cost of all benefits provided to our employees.

Service  Fees  - consist of consist of accounting, legal, and professional fees.

General and Administrative - consists of travel expenses, entertainment expenses, communication expenses, utilities, taxes & dues, depreciation expenses, rent, repairs, vehicle maintenance, ordinary development expenses, shipping, education & training, printing, storage, advertising, insurance, office supplies and expense, payroll expenses, investor referral fees and other miscellaneous expenses.

Quarter  Ended  March  31,  2009
--------------------------------

Revenues

The Sales for the first quarter ended March 31, 2009 were $359,881 compared to $2,254 for the first quarter ended March 31, 2008. Costs of sales were $208,203 and gross profit was $151,678 compared to $0 as costs of sales and $2,254 as gross profit in the same period in 2008. The sales during this quarter were not generated from regular business as most of our sales are for our product samples or development services. We believe recurring revenue will begin this year as our goal is to begin mass production and marketing of our designs. The sale of the resort EV bus for $358,166 was contracted with CUSCO in 2006, but has been carried forward to 2009 and was recorded as revenue in March 2009.

The following is a detailed description of the products sold during the quarter:

Date  Product              Units  Price
----  -------------------  -----  --------
1/20  Electric Scooter         1  $  1,913
2/19  Electric Resort Bus      1  $358,166

Expenses

During the quarter, we incurred $2,262,428 in expenses, compared to $240,604 in the March 31 2008. The primary increase was due to payment of consulting service fees. Other expenses during the quarter decreased due to downsizing of business operations during 2008. The company reduced the number of employees from 15 in March 31, 2008 to7 in March 31, 2009. We also moved our offices to a new building in Gyeonggi province with lower rental cost and operation cost.

Expenses  for  the  quarter  consisted  of  the  following:

Expenses:                                         2008      2007
------------------------------------------  ----------  --------
Salaries and Benefits                       $   26,214  $117,748
Service Fees                                    23,132    24,758
Service Fees paid by Stock priced at $0.50   2,166,667         -
General and Administrative                      34,995    98,098

Salaries and Benefits - consist of total cash compensation paid to our employees during the year and the cost of all benefits provided to our employees.

Service  Fees  - consist of consist of accounting, legal, and professional fees.

General and Administrative - consists of travel expenses, entertainment expenses, communication expenses, utilities, taxes & dues, depreciation expenses, rent, repairs, vehicle maintenance, ordinary development expenses, shipping, education & training, printing, storage, advertising, insurance, office supplies and expense, payroll expenses, investor referral fees and other miscellaneous expenses.

Year  Ended December  31,  2008
-------------------------------

Revenues

Sales for the year ended December 31, 2008, were $82,435 compared to $172,316 for the year ended December 31, 2007. Costs of sales were $35,511 and gross profit was $46,924 compared to $121,846 in costs of sales and $50,470 in gross profit for 2007. These sales are not generated from regular business operations as most of our sales are of product samples or development services. The company has almost completed the development of products for mass production which will be launched in the market beginning this year. During the year we also received a $390,000 prepayment for the resort EV pursuant to our agreement with CUSCO, but the amount has been carried forward to 2009 and it was recorded as revenues at March 2009.

The  following  is  a  detailed  description  of  the  products  sold  in  2008:

Date    Product                Unit  Price
------  ---------------------  ----  -------
1/24    4 wheel Cart              1  $ 1,764
2/25    Charger                   1  $   231
7/1     Scooter                   1  $ 1,294
7/9     Motor bike                1  $ 6,774
10/30   Jammer Battery            1  $ 2,865
11/26   Kia Morning Conversion    1  $60,988
11/27   Polymer Battery           1  $ 8,519

In addition to revenues from operations, we realized $105,268 in income from consulting services. This income is a result of isolated requests for consulting services occurring primarily in the second quarter of 2008 and does not reflect our future earnings potential.

Expenses

During the year, we incurred $317,761 in expenses, compared to $1,061,916 in 2007. The primary decrease was due to downsizing the business operation during 2008. The company cut down the number of employees from 14 in 2007 to 5 in 2008. The Office also moved to the new building in Gyeonggi province with lower rental cost and operation cost.

Expenses  for  2008  and  2007  consisted  of  the  following:

Expenses:                         2008      2007
----------------------------  --------  --------
Salaries and Benefits         $169,149  $ 76,559
Service Fees                    23,132    64,708
General and Administrative     125,480   920,649

Salaries and Benefits - consist of total cash compensation paid to our employees during the year and the cost of all benefits provided to our employees. Salaries and Benefits during the period increased from $76,559 to $169,149, which we attribute to the growth of our business. We do not anticipate a significant increase in salaries and benefits until and unless we are able to further grow our business with additional financing.

Service Fees - consist of consist of accounting, legal, and professional fees. Services fees decreased significantly from 2007 to 2008, which we attribute to scaling back our operations pending sufficient financing.

General and Administrative - consists of travel expenses, entertainment expenses, communication expenses, utilities, taxes & dues, depreciation expenses, rent, repairs, vehicle maintenance, ordinary development expenses, shipping, education & training, printing, storage, advertising, insurance, office supplies and expense, payroll expenses, investor referral fees and other miscellaneous expenses. General and Administrative expenses during the period decreased significantly from $920,649 in the same period in 2007 to $125,480. This represents payment of extraordinary fixed costs during 2007 as a result of beginning our operations, including some of the costs associated with acquiring of our operating subsidiary.

Year  Ended  December  31,  2007*
---------------------------------

*The following results of operation for the year ended December 31, 2007 combine the results of the Company and its operating subsidiary, Leo Motors Co. Ltd (then Leozone Co. Ltd.) ("Leozone"), which was acquired during the year.

Revenues

During the year ended December 31, 2007, we had $172,316 in revenues from sales of our EVs, compared to no revenue in 2006. Costs of sales were $121,846, and gross profit was $50,470, compared to zero costs of sales and zero gross profit in 2006. These sales primarily consisted of the special order of our Military FAV by Hyundai Rotem. We do not attribute these sales to the full implementation of our business plan, but rather to isolated transactions, and thus they are not indicative of our future potential revenues.

The  following  is  a  detailed  description  of  the  products  sold  in  2007:

Date   Buyer         Product                        Unit  Price
-----                -----------------------------  ----  -------
9/15   Jeil Excess   Motor Scooter                     1    9,605
10/31  Rotem         Military FAV                      1  159,545
12/12  Dalim Motors  Motors Scooter                    1    3,166

Expenses

During the year, we incurred $1,108,291 in expenses, compared to $357,796 in 2006. The increase in expenses represents the fact that Leozone was organized during 2006 and that operations during the period were limited to developing our business plan and beginning the initial stages of our product development programs. Expenses for 2007 and 2006 consisted of the following:

     EXPENSES:                         2007      2006
     Salaries and Benefits         $ 76,559  $      -
     Stock for Services              46,375   122,508
     Service Fees                    64,708   143,817
     General and Administrative     920,649    91,471
                                   ------------------

Salaries and Benefits - consist of total cash compensation paid to our employees during the year and the cost of all benefits provided to our employees.

Stock for Services - consist of the fair market value for the stock provided to the company founder and investor representatives for investor referrals.

Service  Fees  - consist of consist of accounting, legal, and professional fees.

General and Administrative - consists of travel expenses, entertainment expenses, communication expenses, utilities, taxes & dues, depreciation expenses, rent, repairs, vehicle maintenance, ordinary development expenses, shipping, education & training, printing, storage, advertising, insurance, office supplies and expense, payroll expenses, investor referral fees and other miscellaneous expenses. We attribute the significant increase from the prior year to the fact that Leozone was organized during 2006 and that operations during the period were limited to developing our business plan and beginning the initial stages of our product development programs.

Year  Ended  December  31,  2006
--------------------------------

The year ended December 31, 2006, represented a dormant period for the Company, as its activities were limited to seeking an operating business to acquire.
There  were  no  revenues  and  no  expenditures  during  the  period.

OFF-BALANCE  SHEET  ARRANGEMENTS

The  company  has  no  off-balance  sheet  arrangements.

ITEM 3.  DESCRIPTION OF PROPERTY.

We operate out of an office and workshop located at 291-1, Hasangok-dong, Hanam Ciry, Gyeonggi-do, Republic of Korea 465-250.

At this time we do not intend to establish any manufacturing facilities ourselves. Instead we will either outsource manufacturing of our products, or enter into joint ventures with partners who will provide the manufacturing facilities.


As the market for our product develops, we may decide to establish our own facilities in various locations, outsource manufacturing of our other products, or enter into additional joint ventures for the manufacturing of our EVs.


ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table shows the beneficial ownership of our common stock as of February 25, 2009. The table shows the amount of shares owned by:

     (1) each person known to us who owns beneficially more than five percent of the outstanding shares of any class of the Company's stock, based on the number of shares outstanding as of February 25, 2009;
     (2)  each  of  the  Company's  Directors  and  Executive  Officers;  and

     (3)  all  of  its  Directors  and  Executive  Officers  as  a  group.

                        AMOUNT OF SHARES     PERCENT OF SHARES
IDENTITY OF             BENEFICIALLY         BENEFICIALLY
PERSON OR GROUP         OWNED                OWNED(1),(2)        CLASS
----------------------  ----------------     ------------------  ------
Robert Kang, CEO,
President and
Interim CFO                    2,450,000(3)               6.5 %  Common
----------------------  ----------------     ------------------  ------
Jung Yong Lee, CTO and
Director                       3,000,000                  7.9 %  Common
----------------------  ----------------     ------------------  ------
Chul Ho Kim, Director            200,000                  0.53%  Common
----------------------  ----------------     ------------------  ------
Gun Il Kim
611 Lotte Village
1642-25 Seocho-Dong
Seocho-Gu, Seoul Korea         2,000,000                  5.3 %  Common
----------------------  ----------------     ------------------  ------
Jong In Kwon
103-604 World Meridian
Apt 297
Yeomchang Dong
Kangseo Gu Seoul Korea         2,200,000                  5.8 %  Common
----------------------  ----------------     ------------------  ------
All Directors and
Officers as a Group            5,650,000                 15.0 %  Common
----------------------  ----------------     ------------------  ------

(1) The percentage of shares owned is based on 37,738,115 shares being outstanding as of September 3, 2009. If the beneficially owned shares of any individual or group in the above table include any options, warrants, or other rights to purchase shares in the Company's stock exercisable within sixty days, such right to purchase shares (if any) is disclosed by footnote below and the percentage of shares owned includes such shares as if the right to purchase had been duly exercised.

(2) BENEFICIAL OWNERSHIP OF SECURITIES: Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, involving the determination of beneficial owners of securities, a beneficial owner of securities is person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has, or shares, voting power and/or investment power with respect to the securities, and any person who has the right to acquire beneficial ownership of the security within sixty days through means including the exercise of any option, warrant or conversion of a security.

(3) On August 20, 2009, Gun Il Kim transferred 1,750,000 of his shares to Mr. Kang for his services as an officer of the Company. Mr. Kim also agreed to transfer an additional 2,000,000 of his shares to Mr. Kang on July 31, 2010 provided that he remains President and CEO of the Company.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

DIRECTOR  AND  EXECUTIVE  OFFICER  SUMMARY

The following table sets forth the names, ages, and principal offices and positions of our current directors, executive officers, and persons we consider to be significant employees. The Board of Directors elects our executive officers annually. Our directors serve one-year terms or until their successors are elected, qualified and accept their positions. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships or understandings between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

NAME OF DIRECTOR OR OFFICER  AGE  POSITION
---------------------------  ---  -------------------------------------
Shi Chul ("Robert") Kang      47  Chief Executive Officer, President
                                  and Interim Chief Financial Officer
Jung Yong ("John") Lee        43  Chief Technical Officer and Director
Chul Ho Kim                   53  Director

EXECUTIVE OFFICER AND DIRECTOR BIOS

Shi Chul (Robert) Kang,Chief Executive Officer and President
------------------------------------------------------------

Dr. Kang is a marketing Ph.D. and has worked in international advertising and corporate marketing for more than 25 years. He began his carrier at Oricom between November 193 and August 1985, the largest ad agency in Korea and a McCann Ericson affiliate. Dr. Kang managed Leo Burnett Korea and BBDO Dong Bang, advertising companies, introducing these companies to Korea between January 1986 to August 1989. He founded one of the leading advertising companies in Korea in September 1989, Ad Express and On & Off, and managed the firms until September 2000. One & Off merged into WPP Group as he became president of META B, a management consulting firm from October 2000 to October 2001. Between November 2001 and December 2005 he founded and ran the marketing consulting firm MN Research as chairman and Chief Executive Officer. Recently, he served as president of Pico North Asian, a multinational global event marketing company in Hong Kong for from February 2006 to March 2008. Dr. Kang joined the Company as its chairman, CEO and interim CFO on November 1, 2008, and will focus on business development, global marketing, and financing of Leo Motors.

He  got  his  BS  (Literature)  at Korea Univ. MA (Advertising) in University of
Oregon,  and  Ph.D.  (Marketing)  at  Dongguk  Univ.  in  Korea.

Jung Yong (John) Lee,Chief Technical Officer and Director
---------------------------------------------------------

Mr. Lee joined the Company's operating subsidiary as its CEO and President in June 2006, and joined the Company upon its acquisition on September 3, 2007. In November 2008 he resigned as CEO and President but remained with the Company as CTO and Director. Prior to joining the

Company, Mr. Lee has held several positions in EV design and projects. From March 2002 to June 2004 he was Chief of Research and Development for Pyeonghwa Motors, a Korean car manufacturer and dealer. From January 2005 to October 2005 he was Chief of Research and Development for GEO EV Co. Ltd. He founded Leozone in January 2006 and has been with the Company since then. His experience includes heading projects that have incorporated the Polymer Battery, Dual Motor System, and alternative energy vehicle design. He has also worked on the Ford SUV Concept Project for 1997's Melbourne Motor show, the City Car Project, and the Limousine Project.

Mr. Lee received his Masters of Industrial Design (Vehicle Styling) from RMIT University in Melbourne, Australia, and his PhD in Industrial Design from the University of New South Wales in Sydney, Australia. He has taught Engineering Industrial Design at Dankook University in Seoul, South Korea.

Chul-Ho Kim, Director
---------------------

For more than 10 years, Mr. Kim has been a professor in the Department of Automotive Engineering at Seoul National University of Technology in South Korea, involved with ongoing research in Electric Vehicles and EV Solutions. He is also currently the Vice President for the Korea Association of Automotive Technicians and heads the Center for Automotive Engineering Research. With more than 20 years as a professional engineer, he has won the Korean Excellent Technology (KT) Award and the Jang Young Sil Invention Award from the Korean Ministry of Science and Technology (both in 1989) and continues to contribute to the changing automotive world. Mr. Kim has been with the Company's operating subsidiary since its inception, and joined the Company upon its acquisition on September 3, 2007.

LEGAL  AND  DISCIPLINARY  HISTORY

No  officer,  director or control person of the Company has been the subject of:

1. A conviction in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

2. The entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person's involvement in any type of business, securities, commodities, or banking activities;

3. A finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

4. The entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person's involvement in any type of business or securities activities.

ITEM 6.  EXECUTIVE COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives  and  Philosophy  ofour  Executive  Compensation  Program
--------------------------------------------------------------------

We do not have a standing compensation committee. Our board of directors as a whole makes the decisions as to employee benefit programs and officer and employee compensation. The primary objectives of our executive compensation programs are to:

-    attract,  retain  and  motivate  skilled  and  knowledgeable  individuals;
- ensure that compensation is aligned with our corporate strategies and business objectives;
- promote the achievement of key strategic and financial performance measures by linking short-term and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and
-    align executives'  incentives  with  the  creation  of  stockholder  value.

To achieve these objectives, our board of directors evaluates our executive compensation program with the objective of setting compensation at levels they believe will allow us to attract and retain qualified executives. In addition, a portion of each executive's overall compensation is tied to key strategic, financial and operational goals set by our board of directors. We also generally provide a portion of our executive compensation in the form of options that vest over time, which we believe helps us retain our executives and align their interests with those of our stockholders by allowing the executives to participate in our longer term success as reflected in asset growth and stock price appreciation.

Named  Executive  Officers
--------------------------

The following table identifies our principal executive officer, our principal financial officer and our most highly paid executive officers during the last full fiscal period reported herein, who, for purposes of this Compensation Disclosure and Analysis only, are referred to herein as the "named executive officers."

     Name                      Corporate Office
     ----------------------    ------------------------------
     Shi Chul (Robert) Kang    President, CEO and Interim CFO
     Jung Yong Lee             Former CEO
     Han Young Kim             Former CEO

Components  of  our  Executive  Compensation  Program
-----------------------------------------------------

At this time, the primary elements of our executive compensation program are base salaries and option grant incentive awards, although the board of directors has the authority to award cash bonuses, benefits and other forms of compensation as it sees fit.

We do not have any formal or informal policy or target for allocating compensation between short-term and long-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, we have determined subjectively on a case-by-case basis the appropriate level and mix of the various compensation components. Similarly, we do not rely extensively on benchmarking against our competitors in making compensation related decisions, although we may consider industry compensation trends as one of many factors in our case-by-case determination of proper compensation.

Base  salaries
--------------

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of our named executive officers. Base salary, and other components of compensation, may be evaluated by our board of directors for adjustment based on an assessment of the individual's performance and compensation trends in our industry.

Equity Awards
-------------

Our stock option award program is the primary vehicle for offering long-term incentives to our executives. Our equity awards to executives have typically been made in the form of warrants. We believe that equity grants in the form of warrants provide our executives with a direct link to our long-term performance, create an ownership culture, and align the interests of our executives and our stockholders.

Cash  bonuses
-------------

Our board of directors has the discretion to award cash bonuses based on our financial performance and individual objectives. The corporate financial performance measures (revenues and profits) will be given the greatest weight in this bonus analysis. We have not yet granted any cash bonuses to any named executive officer nor have we yet developed any specific individual objectives while we wait to attain revenue and profitability levels sufficient to undertake any such bonuses.

Benefits and other compensation
-------------------------------

Our named executive officers are permitted to participate in such health care, disability insurance, bonus and other employee benefits plans as may be in effect with the Company from time to time to the extent the executive is eligible under the terms of those plans. As of the date of this Registration
Statement,  we  have  not  implemented  any  such  employee  benefit  plans.

CURRENT EXECUTIVE COMPENSATION

Summary  Annual  Salary
-----------------------

As discussed above, we have agreed to pay the Named Executive Officers an annual salary. Base salary may be increased from time to time with the approval of the board of directors. The following table summarizes the agreed annual salary of each of the named executive officers.

     Name           Annual Salary
     -----------    --------------
     Robert Kang    $      300,000

Agreed Compensation
-------------------

Robert Kang, President, Chief Executive Officer and Interim Chief Financial Officer - Mr. Kang will earn an annual Salary of $ 300,000 as compensation for his services as president, CEO, and interim CFO.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2007 AND 2008

The Company currently does not participate in any equity award plan. During fiscal 2007 and 2008, we did not grant any equity awards under any equity award plan.

OPTION EXERCISES FOR FISCAL 2007AND 2008

During fiscal 2007 and 2008, none of the named executive officers exercised options.

NONQUALIFIED DEFERRED COMPENSATION

We currently offer no defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified to any of our employees, including the named executive officers.

COMPENSATION OF DIRECTORS

We intend to use a combination of cash and equity-based compensation to attract and retain candidates to serve on our board of directors. We do not compensate directors who are also our employees for their service on our board of directors. We have not provided any other compensation to any member of our Board of Directors for the fiscal year ended December 31, 2007.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

We do not currently have a standing Compensation Committee. Our entire board of directors participated in deliberations concerning executive officer compensation.

COMPENSATION COMMITTEE REPORT

The board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the board of directors has recommended that this Compensation Discussion and Analysis be included in this Registration Statement on Form 10.

SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation paid to, or accrued by, the Company's highest paid executive officers during the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006. No restricted stock awards, long-term incentive plan payout or other types of compensation, other than the compensation identified in the chart below and its accompanying notes, were paid to these executive officers during that fiscal year.

NAMED                   ANNUAL         ANNUAL         OTHER         COMPENSATION   LONG TERM
EXECUTIVE               COMPENSATION   COMPENSATION   ANNUAL        RESTRICTED     COMPENSATION  LTIP
OFFICER           YEAR  SALARY ($)     BONUS ($)      COMPENSATION  STOCK (#)      OPTIONS       PAYOUTS  ALL OTHER
--------------    ----  -------------  -------------  ------------  -------------  ------------  -------  ---------
Han Young Kim(1)  2006              0              0             0              0             0        0          0
                  2007              0              0             0              0             0        0          0
Sang Bo Lee(2)    2006              0              0             0              0             0        0          0
                  2007              0              0             0              0             0        0          0
Jung Yong Lee(3)  2007      86,093(4)              0             0              0             0        0          0
Robert Kang(5)    2008      25,000(5)              0             0              0             0        0          0

(1) Han Young Kim was the Company's President and CEO from September 30, 2005 to September 19, 2007.
(2) Sang Bo Lee was the Company's Chief Financial Officer and Secretary from September 30, 2005 to September 19, 2007.
(3) Jung Yong Lee was the Company's President and CEO from September 19, 2007 to November 18, 2008. On November 18, 2008, Shi Chul Kang became the Company's President and CEO.
(4) Number represents average 2007 exchange rate between US$ and Korean Won. Mr. Lee was paid 8 million Korean Won for his services in 2007.
(5) Robert Kang became the Company's President and CEO on November 18, 2008. Salary amount represents one month's prorated portion of agreed $300,000 per year salary.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The following table sets forth information regarding the outstanding warrants held by our named officers as of August 31, 2009.

                                                   OPTION AWARDS
               --------------------------------------------------------------------------------------------------
               NUMBER OF              NUMBER OF              EQUITY INCENTIVE PLAN AWARDS:  OPTION
               SECURITIES UNDERLYING  SECURITIES UNDERLYING  NUMBER OF SECURITIES           EXERCISE   OPTION
               UNEXERCISED OPTIONS    UNEXERCISED OPTIONS    UNDERLYING UNEXERCISED         PRICE      EXPIRATION
NAME           (#) EXERCISABLE        (#) UNEXERCISABLE      UNEARNED OPTIONS               ($)        DATE
-------------  ---------------------  ---------------------  -----------------------------  ---------  ----------
Shi Chul Kang                      0                      0                              -          -           -

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

SEA MOTORS, INC.

The Company has entered into a Letter of Intention with Sea Motors, Inc. ("SEA"), whereby SEA would receive 10% of the contract amount from our sales in the Philippines, half in common stock and half in cash proceeds. Subsequent to entering the agreement, Shi Chul Kang, an executive officer of Sea Motors, Inc., joined the Company as its President and CEO. In January 2009 we entered into a definitive consulting agreement with SEA superseding the LOI whereby we agreed to pay 1,300,000 shares of common stock and 2.6% of the cash proceeds from the sales of 2,500 E-Taxis in Puerto Princesa.

Dr. Kang resigned his position with SEA prior to execution of the definitive agreement but after performing certain consulting services in anticipation thereof, and thus the Company agreed to pay a consulting fee of 700,000 shares of common stock and 2.4% cash of the amount from the sales of 2,500 E-Taxis in Puerto Princesa directly to Dr. Kang. The consulting fee owed to Mr. Kang in this transaction does not reduce the amount of shares or cash to be paid to SEA.

Cash fees will be paid on a pro rata basis as sales are made, and the shares will be issued to SEA and Dr. Kang once the sales agreement between the joint venture and the Company is executed. If all sales are made, SEA will receive cash of approximately $520,000 and Dr. Kang will receive approximately $480,000, based on a sale price of about $4,000 per vehicle and $4,000 per battery. Dr. Kang continues to have a direct material interest in this transaction.

OFFICER  LOAN

The Company has received approximately $1,500,000 in cash advances from Jung Yong Lee, one of its officers. The loan is without interest, is not pursuant to any formal agreement and is due on demand.

As of the date hereof, the Company has not entered into any other agreements with related parties, and there are no other conflicts of interests of any of the Company's officers, directors or affiliates known to the Company.

DIRECTOR  INDEPENDENCE

The Company is not listed on any national exchange, or quoted on any inter-dealer quotation service, that imposes independence requirements on any committee of the Company's directors, such as an audit, nominating or compensation committee. As all of the Company's directors are employees of the Company, the Company does not have any independent directors on its Board as defined by the New York Stock Exchange. Mr. Kang is the Company's CEO, President, and Interim CEO. Mr. Kim is a non-executive employee of the Company.

ITEM 8.  LEGAL PROCEEDINGS.

The Company is not a party to any material legal proceedings and, to the Company's knowledge, no such proceedings are threatened or contemplated by any party.


ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

MARKET  INFORMATION

Our common stock is quoted in United States markets on the Pink Sheets, maintained by Pink Sheets LLC, a privately owned company headquartered in New York City, under the symbol "LEOM." There is no assurance that the common stock will continue to be traded on the Pink Sheets or that any liquidity exists for our shareholders. We currently have no plan to apply to have our common stock listed or quoted on any other market, quotation service or exchange, however we may in the future.

MARKET  PRICE

The following table shows the high and low per share price quotations of the Company's common stock as reported by the Pink Sheets for the periods presented. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions. The Pink Sheets market is extremely limited and the prices quoted by brokers are not a reliable indication of the value of the common stock. The periods presented represent fiscal quarters, with the fourth quarter of each year ending on December 31.

The Company acquired its current operating business on October 2, 2007. Prior to then, the Company's common stock rarely traded and did not reflect any existing business. As a consequence, pricing prior to such date would not reflect any real stock transactions or pricing and has been omitted.

                                                       HIGH           LOW
     Fiscal 2007
          Fourth Quarter (from October 2)              $0.56          $0.11

     Fiscal 2008
          First Quarter                                $0.56          $0.10
          Second Quarter                               $0.27          $0.05
          Third Quarter                                $1.01          $0.07
          Fourth Quarter                               $0.40          $0.15

     Fiscal 2009
          First Quarter                                $1.01          $0.11
          Second Quarter                               $1.05          $0.10
          Third Quarter (through September 1, 2009)    $0.80          $0.39

As of September 3, 2009, the Company had 100,000,000 shares of common stock authorized with 37,738,115 shares issued and outstanding, and approximately 5,912,315 freely tradable shares in the public float. These shares were held by approximately 862 shareholders of record and Company estimates by over 1,000 beneficial shareholders.

DIVIDENDS

The Company has not issued any dividends on the common stock to date, and does not intend to issue any dividends on the common stock in the near future. We currently intend to use all profits to further the growth and development of the Company.

PENNY  STOCK  REGULATIONS

Our common stock is quoted in United States markets on the Pink Sheets, maintained by Pink Sheets LLC, a privately owned company headquartered in New York City, under the symbol "LEOM." On September 2, 2009 the last reported sale price of our common stock was $0.60 per share. As such, the Company's common stock may be subject to provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), commonly referred to as the "penny stock rule."

Section 15(g) and Rule 15g-9 sets forth certain requirements for transactions in penny stocks, in particular that either (1) the transaction meets one of a few specific exemptions, or (2) the broker dealer executing the transaction for a customer (a) obtain informed consent from the customer and (b) make an individualized determination of the customer's suitability for trading in penny stocks based on personal financial information. Rule 15g-9(d) incorporates the definition of "penny stock" that is found in Rule 3a51-1 of the Exchange Act. The SEC generally defines "penny stock" to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. As long as the Company's common stock is deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors.


ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

On May 11, 2009, the Company issued 1,250,000 shares to a creditor of the Company in consideration for the reduction of debt, valued at $212,500. This issuance was completed in accordance with Section 4(2) of the Securities Act and Regulation D in an offering without any public offering or distribution. These shares are restricted securities and include an appropriate restrictive legend.

On May 11, 2009, the Company issued a total of 291,666 shares to three consultants in consideration for consulting services valued at $35,584. These issuances were completed in accordance with Section 4(2) of the Securities Act and Regulation D in an offering without any public offering or distribution. These shares are restricted securities and include an appropriate restrictive legend.

On May 11, 2009, the Company issued 250,000 shares of common stock to a Korean individual investor in exchange for 150,000,000 Korean Won (approximately $119,200). This issuance was completed as an offer and sale of securities made outside of the United States pursuant to Regulation S.

On January 28, 2009, we issued 833,334 shares of our common stock to an accredited investor for the amount of about $417,000 (500,000,000 Korean Won). This issuance was completed in accordance with Section 4(2) of the Securities Act and Regulation D in an offering without any public offering or distribution. These shares are restricted securities and include an appropriate restrictive legend. The accredited investor executed and delivered representations containing facts that establish him as an "Accredited Investor" as defined by Rule 501(a) of the Securities Act. The Company investigated the representations and determined that they were accurate.

On January 28, 2009, we issued 700,000 shares to Robert Kang, currently our Chief Executive Officer, President and Interim Chief Financial Officer, in consideration for consulting services performed prior to joining the Company valued at $252,000. This issuance was completed in accordance with Section 4(2) of the Securities Act and Regulation D in an offering without any public offering or distribution.

On January 28, 2009, we issued 1,300,000 shares to SEA Motors, Inc. in consideration for consulting services valued at $468,000. This issuance was completed in accordance with Section 4(2) of the Securities Act and Regulation D in an offering without any public offering or distribution.

On January 28, 2009, we issued 500,000 shares to a consulting firm in consideration for consulting services valued at $180,000. This issuance was completed in accordance with Section 4(2) of the Securities Act and Regulation D in an offering without any public offering or distribution.

On January 28, 2009, we issued 1,000,000 shares to a consulting firm in consideration for consulting services valued at $360,000. This issuance was completed in accordance with Section 4(2) of the Securities Act and Regulation D in an offering without any public offering or distribution.

On October 24, 2008, we issued 1,000,800 shares of our common stock to 27 accredited investors for the amount of about $200,000. This issuance was completed in accordance with Section 4(2) of the Securities Act and Regulation D in an offering without any public offering or distribution. These shares are restricted securities and include an appropriate restrictive legend. Each accredited investor executed and delivered representations containing facts that establish them as "Accredited Investors" as defined by Rule 501(a) of the Securities Act. The Company investigated the representations and determined that they were accurate.

On February 1, 2008, the Company issued 300,000 shares to consultants for services valued at $60,000. This issuance was completed in accordance with
Section 4(2) of the Securities Act in an offering without any public offering or distribution. These shares are restricted securities and include an appropriate restrictive legend. The consultants executed and delivered representations containing facts that establish them as "Accredited Investors" as defined by Rule 501(a) of the Securities Act. The Company investigated the representations and determined that they were accurate.

On November 5, 2007, the Company issued 200,000 shares to consultants for services valued at $44,800. This issuance was completed in accordance with
Section 4(2) of the Securities Act in an offering without any public offering or distribution. These shares are restricted securities and include an appropriate restrictive legend. The consultants executed and delivered representations containing facts that establish them as "Accredited Investors" as defined by Rule 501(a) of the Securities Act. The Company investigated the representations and determined that they were accurate.

On November 12, 2007, the Company issued 24,200,000 shares valued at $24,200 to the shareholders of Leozone in exchange for 100% of the outstanding common stock of Leozone. This issuance was completed in accordance with Section 4(2) of the Securities Act in an offering without any public offering or distribution. These shares are restricted securities and include an appropriate restrictive legend.


ITEM 11.  DESCRIPTION OF SECURITIES.

The following sets forth the material terms of the Company's securities. However, a more detailed description of our securities is contained in the Company's Articles of Incorporation.

COMMON  STOCK

Our Articles of Incorporation authorize the issuance of up to 100,000,000 shares of common stock, par value $0.001. There were 35,946,449 shares of common stock issued and outstanding as of April 27, 2009.

Holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock.

Holders of our common stock have no preemptive rights to purchase common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

NUMBER  OF  SHARES  OUTSTANDING

As of December 31, 2008, the Company had 100,000,000 shares of common stock authorized with 31,613,115 shares issued and outstanding and approximately 5,912,315 freely tradable shares in the public float. These shares were held by approximately 850 shareholders of record and Company estimates by more than 1,000 beneficial shareholders.

As of December 31, 2008, the Company had 100,000,000 shares of common stock authorized with 31,613,115 shares issued and outstanding and approximately 5,912,315 freely tradable shares in the public float. These shares were held by approximately 828 shareholders of record and Company estimates by more than 1,000 beneficial shareholders.

As of December 31, 2007, the Company had 100,000,000 shares of common stock authorized with 30,312,315 shares issued and outstanding and approximately 5,912,315 freely tradable shares in the public float. These shares were held by approximately 800 shareholders of record and Company estimates by more than 1,000 beneficial shareholders.

As of December 31, 2006, the Company had 100,000,000 shares of common stock authorized with 28,537,315 shares issued and outstanding and approximately 3,412,315 freely tradable shares in the public float. These shares were held by approximately 800 shareholders of record and Company estimates by more than 1,000 beneficial shareholders.

PREFERRED  STOCK

Our Articles of Incorporation do not authorize the issuance of Preferred Stock. There are presently no shares of preferred stock outstanding.

WARRANTS

The Company currently has no outstanding warrants or other rights to purchase shares of the Company's common stock.

DIVIDEND  POLICY

Holders of the Company's common stock will be entitled to receive cash dividends when declared by the Board of Directors of the Company, out of funds legally available for payment thereof. However, if dividends are not declared by the Board of Directors, no dividends shall be paid. Under Delaware General Corporation Law, a corporation is prohibited from paying dividends if the Company, as a result of paying such dividends, would not be able to pay its debts as they come due, or if the Company's total liabilities and preferences to preferred shareholders if any exceed total assets. Any payment of cash dividends of the Common Stock in the future will be dependent upon the Company's financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors the Board of Directors deems relevant.

It is not anticipated that any cash dividends will be paid in the foreseeable future. While the Company's dividend policy will be based on the operating results and capital needs of the business, it is anticipated that all earnings, if any, will be retained to finance the future expansion of the Company's business. Therefore, prospective investors who anticipate the need for immediate income by way of cash dividends from their investment should not purchase the Shares offered.

REPORTS  TO  STOCKHOLDERS

The Company intends to comply with the periodic reporting requirements of the Securities Exchange Act of 1934. The Company plans to furnish its stockholders with an annual report for each fiscal year ending December 31, containing financial statements audited by its independent certified public accountants.

The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The public may also read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 (call 1-800-SEC-0330 for information).

TRANSFER  AGENT

The  transfer  agent  and  registrar  for  our  Common  Stock  is:

Madison  Stock  Transfer  Inc.
PO  Box  145
Brooklyn,  NY  11229

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Delaware General Corporation Law provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of our company may and, in certain cases, must be indemnified by our company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our company and in any criminal proceeding in which such person had reasonable cause to believe his conduct was lawful. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to our company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnification for expenses.

At present, there is no pending litigation or proceeding involving any director or officer as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any director or officer.


ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Set Forth Below.

TEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.

Prior to appointing Gruber & Company LLC as our registered independent public auditing firm, the Company was dormant and had not engaged a registered independent public auditing firm.

Since engaging Gruber & Company, there have been no disagreements between the Company and our registered independent public auditing firm on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure, which disagreements, if not resolved to the satisfaction of such firm, would have caused them to make reference to the subject matter thereof in their report on the Company's financial statements for such periods.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

FINANCIAL  STATEMENTS

Please see the following financial statements set forth below beginning on page F-1:

  -   Financial  statements  for  the  year  ended  December  31,  2008
  - Financial statements for the years ended December 31, 2007 and December 31, 2006;
  -   Financial statements for the six months ended June 30, 2009


EXHIBITS

3.1     Articles of Incorporation Leo Motors, Inc. as amended. (1)
3.2     Restated bylaws of Leo Motors, Inc. (1)
10.1 Agreement between the Company and Keimyung University dated November 14, 2007.(1)
10.2 Memorandum of Agreement between the City Government of Puerto Princesa, Philippines, Leo Motors, Inc., and Sea Motors, Inc. (1)
10.3    Agreement between the Company and Cusco, Inc. dated November 22, 2006.
        (2)
10.4 Agreement between the Company and Leo Motorcars Co. Ltd. (Thailand) dated February 15, 2008. (2)
10.5 Letter of Intention between the Company and SEA Motors dated December 29, 2008. (2)
10.6 Agreement between the Company and Bike Lease Co. Ltd. dated April 14, 2009. (3)
10.7    OEM Supply Contract between the Company and Chulin dated April 23,
        2009. (3)
10.8    Loan Agreement with Shinhan Bank dated May 27, 2009. (4)
10.9    Letter of Guarantee by KIBO Technology Fund dated May 27, 2009. (4)

(1) Filed with the Company's registration statement on Form 10 filed December 10, 2008, and hereby incorporated herein by this reference.
(2) Filed with the Company's registration statement on Form 10 filed December 10, 2008, and hereby incorporated herein by this reference.
(3) Filed with the Company's Quarterly report on Form 10-Q filed May 15, 2009.
(4) Filed with the Company's Quarterly report on Form 10-Q filed August 18,
2009

                                   SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        LEO MOTORS, INC.
                                        (Registrant)




Date:     September 8, 2009             By: \s\ Robert Kang
                                            ---------------
                                        Robert  Kang
                                        President, Chief  Executive  Officer
                                        and Interim Chief Financial Officer

                                LEO MOTORS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       CONSOLIDATED FINANCIAL STATEMENTS

TABLE OF CONTENTS

Year Ended December31, 2008
---------------------------
Report of Independent Registered Public Accounting Firm......................F-2
Consolidated Balance Sheets as at December 31................................F-3
Consolidated Statement of Operations for the year ended
     December 31, 2008.......................................................F-4
Consolidated Statement of Comprehensive Income for the
     year ended December 31, 2008............................................F-5
Consolidated Statements of Changes in Stockholders' Equity
     for the year ended December 31, 2008....................................F-6
Consolidated Statements of Cash Flows for the year ended
     December 31, 2008.......................................................F-7
Notes to the Consolidated Financial Statements...............................F-8

Years Ended December 31, 2007 and December 31, 2006
---------------------------------------------------
Report of Independent Registered Public Accounting Firm.....................F-14
Consolidated Balance Sheets as at December 31, 2007 and
     December 31, 2006......................................................F-15
Consolidated Statement of Operations for the years ended
     December 31, 2007 and December 31, 2006................................F-16
Consolidated Statement of Comprehensive Income for the
     years ended December 31, 2007 and December 31, 2006....................F-17
Consolidated Statements of Changes in Stockholders' Equity
     for the years ended December 31, 2007 and December 31, 2006............F-18
Consolidated Statements of Cash Flows for the years ended
     December 31, 2007 and December 31, 2006................................F-19
Notes to the Consolidated Financial Statements..............................F-20

Six Months Ended June 30, 2009
------------------------------
Consolidated Balance Sheets as at June 30, 2009.............................F-29
Consolidated Statement of Operations for the Six Months Ended
     June 30, 2009..........................................................F-30
Consolidated Statement of Comprehensive Income for the Six
     Months Ended June 30, 2009.............................................F-31
Consolidated Statements of Changes in Stockholders' Equity
     for the Six Months Ended June 30, 2009.................................F-32
Consolidated Statements of Cash Flows for the Six Months
     Ended June 30, 2009....................................................F-33
Notes to the Consolidated Financial Statements..............................F-34

GRUBER & COMPANY LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Leo Motors, Inc.,

We have audited the accompanying balance sheet of Leo Motors, Inc. as of December 31, 2008 and 2007 and the related statements of operations, stockholders equity and cash flows for the years then ended and for the period from inception (July 1, 2006) to December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2008 and 2007 and the results of its' operations and its' stockholders equity and cash flows for the years then in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in the notes to the financial statements, the Company has incurred losses. This item among others, raises substantial doubt about its ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty


\s\ Gruber & Company LLC
------------------------
Gruber & Company LLC

Dated March 20, 2009
Lake St. Louis, MO 63367

                                LEO MOTORS, INC.
                         (A Development Stage Company)
                          CONSOLIDATED BALANCE SHEETS
                           December 31, 2008 and 2007

                                        DECEMBER 31,    DECEMBER 31,
                                            2008            2007
                                       --------------  --------------
ASSETS
  Current Assets:
  Cash in Bank                         $      32,181   $      38,061
  Accounts Receivable-net of
    allowance of $11,735 and 0                13,854          14,541
  Inventory                                   35,575          19,315
  Prepaid Costs                              130,568         162,335
                                       --------------  --------------
  Total Current Assets                       212,178         234,252

  Fixed Assets-Net                             5,940          24,541
                                       --------------  --------------

  Deposits                                    63,104         111,327
                                       --------------  --------------

TOTAL ASSETS                           $     281,222   $     370,120
                                       ==============  ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current Liabilities

  Accounts Payable and
    Accrued Expenses                          16,850          14,945
  Taxes Payable                                2,080          34,788
  Payments Received in Advance               396,197         534,300
  Related Party Payable                      804,794         991,591
                                       --------------  --------------

  Total Current Liabilities                1,219,921       1,575,624
                                       --------------  --------------

  Total Liabilities                        1,219,921       1,575,624

  STOCKHOLDERS' EQUITY
  Common Stock, Authorized
    100,000,000 Shares, $0.01 par
    value, 31,613,115 and 30,312,315
    shares issued and outstanding             31,613          30,312
  Additional Paid in Capital                 323,351         181,570
  Comprehensive Income (Loss)                237,386         (52,446)
  Retained Deficit                        (1,531,049)     (1,364,940)
                                       --------------  --------------
  Stockholders' Deficit                     (938,699)     (1,205,504)
                                       --------------  --------------
TOTAL LIABILITIES AND
  STOCKHOLDERS' DEFICIT                $     281,222   $     370,120
                                       ==============  ==============

   The accompanying notes are an integral part of these financial statements.

                                LEO MOTORS, INC.
                         (A Development Stage Company)
                      CONSOLIDATED STATEMENT OF OPERATIONS
                     Years ended December 31, 2008 and 2007
               and the Period from Inception to December 31, 2008

                                                                FOR THE PERIOD
                                                                FROM INCEPTION
                                 YEAR ENDED      YEAR ENDED    JULY 1, 2006 TO
                                DECEMBER 31,    DECEMBER 31,     DECEMBER 31,
                                    2008            2007             2008
                               --------------  --------------  -----------------

SALES                          $      82,435   $     172,316   $        254,751

COST OF SALES                        (35,511)       (121,846)          (157,357)
                               --------------  --------------  -----------------

GROSS PROFIT                          46,924          50,470             97,394

EXPENDITURES:
  Salaries and Benefits              169,149          76,559            368,216
  Service Fees                        23,132          64,708            231,658
  General and Administrative         125,480         920,649          1,137,600
                               --------------  --------------  -----------------
TOTAL EXPENDITURES                   317,761       1,061,916          1,737,473

NET LOSS FROM OPERATIONS            (270,837)     (1,011,446)        (1,640,079)

OTHER INCOME (EXPENSE)
 Consulting Income                   105,268           5,769            111,037
                               --------------  --------------  -----------------
NET LOSS                       $    (165,569)  $  (1,005,677)  $     (1,529,042)

Loss per share                        (0.005)         (0.033)

Weighted Avg. Shares              30,637,515      30,312,315

   The accompanying notes are an integral part of these financial statements.

                                LEO MOTORS, INC.
                         (A Development Stage Company)
                 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
                     Years ended December 31, 2008 and 2007
               and the Period from Inception to December 31, 2008

                                                               FOR THE PERIOD
                                                               FROM INCEPTION
                                    YEAR ENDED    YEAR ENDED   JULY 1, 2006 TO
                                   DECEMBER 31,  DECEMBER 31,    DECEMBER 31,
                                       2008          2007            2008
                                   ------------  ------------  ---------------

Net Loss                           $  (165,569)  $(1,005,677)  $   (1,529,042)

Currency Transaction Loss                 (540)       (1,467)          (2,007)

Total Comprehensive Income (Loss)  $  (166,109)  $(1,007,144)  $   (1,531,049)


   The accompanying notes are an integral part of these financial statements.

                                               LEO MOTORS, INC.
                                        (A Development Stage Company)
                               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                    Years ended December 31, 2008 and 2007
                                                         Additional      Other            Retained
                                    Common      Stock    Paid in         Comprehensive    Earnings
                                    Shares      Amount   Income (Loss)   Income (Loss)    (Deficit)     Total
                                    ----------  -------  --------------  ---------------  ------------  ------------
Balance, January 1, 2007            30,312,315  $30,312  $           -                -   $  (357,796)  $  (145,914)
Foreign Currency Translation                 -        -        (52,446)         (52,446)                    (52,446)
Net Loss for the year                        -        -              -                -    (1,007,144)   (1,007,144)
                                    ----------  -------  --------------  ---------------  ------------  ------------
Balance December 31, 2007           30,312,315   30,312        (52,446)         (52,446)   (1,364,940)   (1,205,504)

Stock issued for debt and services   1,300,800    1,301              -                -             -       143,082
Foreign Currency Translation                 -        -        289,832          289,832                     289,832
Net Loss for the year                        -        -              -                -      (166,109)     (166,109)
                                    ----------  -------  --------------  ---------------  ------------  ------------
Balance December 31, 2008           31,613,115  $31,613  $     237,386   $      237,386   $(1,531,049)  $  (938,699)
                                    ==========  =======  ==============  ===============  ============  ============

   The accompanying notes are an integral part of these financial statements.

                                LEO MOTORS, INC.
                         (A Development Stage Company)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                     Years ended December 31, 2008 and 2007

                                                                  FOR THE PERIOD
                                                                  FROM INCEPTION
                                      YEAR ENDED    YEAR ENDED   JULY 1, 2006 TO
                                     DECEMBER 31,  DECEMBER 31,    DECEMBER 31,
                                         2008          2007            2008
                                     ------------  ------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss                           $  (166,109)  $(1,007,144)  $  (1,531,049)
  Adjustments to reconcile net
    loss to net cash
  provided by operating activities:
   Stock issued                          143,082             -         143,082
  Depreciation                            18,601        35,000          61,866
  (Increase) in Inventory                (16,260)      (19,315)        (35,575)
  (Increase) Decrease in Accounts
    Receivable                               687          (139)        (13,854)
  (Increase) Decrease in Deposits/
    Prepaid                               79,990       224,763         (61,318)
  Increase (Decrease) in Accounts
    Payable and Accrued Expenses/
    Payments in Advance                 (136,198)     (127,348)       (121,253)
  Increase in Taxes and Advances         (32,708)       27,148         536,380
                                     ------------  ------------  --------------

NET CASH FLOWS USED IN
  OPERATING ACTIVITIES                  (108,915)     (867,035)      (1,021,721)

CASH FLOWS FROM INVESTING ACTIVITIES
  Fixed Assets                                 -      (159,153)       (200,160)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from Stock Advances                         104,158         211,882
  Proceeds from related party                  -       991,591         991,591
  Debt reduction related party          (186,797)            -        (186,797)
                                     ------------  ------------  --------------

NET CASH FLOWS FROM FINANCING
  ACTIVITIES                            (186,797)    1,095,749       1,016,676

CHANGE IN CASH DUE TO FOREIGN
  CURRENCY TRANSLATION ADJUSTMENT        289,832       (45,457)        237,386

NET INCREASE (DECREASE) IN CASH           (5,880)       24,104          32,181

CASH AT THE BEGINNING OF THE PERIOD       38,061        13,957
                                     ------------  ------------

CASH AT THE END OF THE PERIOD        $    32,181   $    38,061   $      32,181
                                     ============  ============  ==============

Income taxes paid                              -             -               -

Interest expense paid                          -             -               -

   The accompanying notes are an integral part of these financial statements.

                                LEO MOTORS, INC.
                         (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 2008

NOTE 1 - BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Background

Leo Motors, Inc, Inc. (the "Company") was originally incorporated as Classic Auto Accessories, a California Corporation on July 2, 1986. The Company then underwent several name changes from FCR Automotive Group, Inc. to Shinil Precision Machinery, Inc. to Simco America Inc. and then to Leo Motors. The Company had been dormant since 1989, and effectuated a reverse merger on November 12, 2007 with Leozone Inc., a South Korean Company, which is the maker of electrical transportation devices. The merger essentially exchanges shares in Leo Motors, Inc. for shares in Leozone. As this is a reverse merger the accounting treatment of such is that of a combination of the two entities with the activity of Leozone, Inc. the surviving entity, going forward. The financial statements reflect the activity for all periods presented as if the merger had occurred January 1, 2007. The Company is a development stage enterprise under SFAS No. 7, as principal operations have begun but the Company has not realized substantial revenues.

Basis of Presentation and Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The company has incurred material losses and has a negative equity. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable inventory and prepaid expenses, accounts payable and deferred revenues, the carrying amounts approximate fair value due to their short maturities.

Revenue Recognition

Revenues are recognized upon sale and shipment of the product.

Accounts receivables of the Company are reviewed to determine if their carrying value has become impaired.

The Company considers the assets to be impaired if the balances are greater than six months old. Management regularly reviews accounts receivable and will establish an allowance for potentially uncollectible amounts when appropriate. When accounts are written off, they will be charged against the allowance. Receivables are not collateralized and do not bear interest. The Company has established a reserve on receivables of $11,735 in 2008.

The Company anticipates adopting a warranty and return policy granting a one year limited warranty. The policy will warrant that the products will be free from defects in material and workmanship and meet Seller's published specifications at the time of shipment under normal use and regular service and maintenance. The Company is evaluating the accounting treatment for product returns and warranties and will provide an allowance at the time of sale.

Concentration of Credit Risk

Financial instruments which subject the Company to concentrations of credit risk include cash and cash equivalents.

The Company maintains its cash in well-known banks selected based upon management's assessment of the bank's financial stability. Balances may periodically exceed the $250,000 federal depository insurance limit; however, the Company has not experienced any losses on deposits. The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Cash Equivalents

For purposes of reporting cash flows, the Company considers all short-term investments with an original maturity of three months or less to be cash equivalent.

Fixed Assets

Fixed assets are stated at cost, less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which is generally 3 to 10 years. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

The Company will periodically evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful lives of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. We use an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Comprehensive Income

Statement  of  Financial  Accounting  Standards  (SFAS)  No.  130,  "Reporting
Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in the financial statements.

The functional currency of the Company is the Korean Won. Assets and liabilities are translated to U.S. Dollars at the period-end exchange rates ($.000792393) and ($.00107527) respectively and revenues and expenses are translated at weighted average exchange rates for the period, which was (.000924059) and (00119269) respectively. Resulting translation adjustments are recorded as a component of stockholders' equity in other comprehensive income (loss).

Advertising Costs

Advertising costs are expensed as incurred.

Income Taxes

The Company accounts for income taxes under SFAS 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Loss per Share

In accordance with SFAS No. 128, "Earnings Per Share," the basic income / (loss) per common share is computed by dividing net income / (loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted income per common share is computed similar to basic income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

Stock-Based Compensation

SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. For stock based compensation the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant. Stock option awards are valued using the Black-Scholes option-pricing model.

For the year ended December 31, 2008 the Company issued 1,300,800 shares, 1,000,000 for a reduction of debt and 300,000 for services both valued at market at .11 per share. The shares for services were recognized as an expense in general and administrative at $33,000.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (FAS 141(R)). This Statement provides greater consistency in the accounting and financial reporting of business combinations. It requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose the nature and financial effect of the business combination. FAS 141(R) is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 141(R) no later than the first quarter of fiscal 2009 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160. Noncontrolling Interests in Consolidated Financial Statements (FAS 160). This Statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. FAS 160 is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 160 no later than the first quarter of fiscal 2009 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure at fair value eligible financial instruments and certain other items that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We have adopted SFAS No. 159 which has had no impact on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS No. 158 requires company plan sponsors to display the net over- or under-funded position of a defined benefit postretirement plan as an asset or liability, with any unrecognized prior service costs, transition obligations or actuarial gains/losses reported as a component of other comprehensive income in shareholders' equity. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. We adopted the recognition provisions of SFAS No. 158 as of the end of fiscal 2007. The adoption of SFAS No. 158 did not have an effect on the Company's financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the application of SFAS No. 157 may change current practice for some entities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We have adopted SFAS No. 157 and it has had no impact on our financial position and results of operations.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48). This interpretation clarifies the application of SFAS No. 109, Accounting for Income Taxes, by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise's financial statements and also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006, but earlier adoption is permitted. The Company has adopted this and there is no impact of the application of the Interpretation to its financial statements.

NOTE 3 - EARNINGS PER SHARE

Basic earnings per share are calculated by dividing net income by the weighted average number of common shares outstanding during the period.

NOTE 4 - ACCOUNTS RECEIVABLE

The Company recognizes a receivable on sales of parts and electrical motor equipment. The Company has established a reserve for allowance for doubtful accounts in 2008 equal to $11,735.

NOTE 5 - INVENTORY

The Company accounts for its inventory under the FIFO method and lower of cost or market method of costing. The company's inventory consists of parts for the electric transportation industry.

NOTE 6 - FIXED ASSETS

The Company's assets consist of the following:

Furniture Fixtures and Equipment     $ 41,007     $ 41,007
Less Accumulated Depreciation         (35,067)     (16,466)

Net                                  $  5,940     $ 24,541

The Company depreciates it assets over useful lives of between 3 and 7 years. Depreciation expense was $18,601 in 2008.

NOTE 7 - DUE TO RELATED PARTY

The company is indebted to its officer for advances. Repayment is on demand without interest. The Company reduced this obligation by the issuance of 1,000,800 valued at $110,088 during 2008.

NOTE 8 - PAYMENTS RECEIVED IN ADVANCE

The Company during the periods received payments from potential customers, or deposits, on future orders. The Company's policy is to record these payments as a liability until the product is completed and shipped to the customer at which the Company recognizes revenue.

                              GRUBER & COMPANY LLC

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Leozone, Inc.


We have audited the accompanying balance sheet of Leozone, Inc. as of December 31, 2007 and 2006 and the related statements of operations, stockholders equity and cash flows for the years then ended and for the period July 1, 2006 to December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2007 and 2006 and the results of its' operations and its' stockholders equity and cash flows for the years then ended and for the period of inception from July 1, 2006 to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in the notes to the financial statements, the Company has incurred losses. This item among others raises substantial doubt about its ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty



\s\ Gruber & Company LLC
------------------------
Gruber & Company LLC

Dated September 6,2008
Lake St. Louis, MO 63367

                                LEO MOTORS, INC.
                         (A Development Stage Company)
                          CONSOLIDATED BALANCE SHEETS
                           December 31, 2007 and 2006

                                             DECEMBER 31,    DECEMBER 31,
                                             2007            2006
                                             --------------  --------------
ASSETS
  Current Assets:
  Cash in Bank                               $      38,061   $      13,957
  Accounts Receivable                               14,541          14,402
  Inventory                                         19,315
                                             --------------  --------------
  Prepaid Costs                                     29,981
  Total Current Assets                             101,898          28,359
                                             --------------  --------------

  Fixed Assets-Net                                 156,895          32,742
                                             --------------  --------------

  Deposits                                         111,327         366,071
                                             --------------  --------------

TOTAL ASSETS                                 $     370,120   $     427,172
                                             ==============  ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current Liabilities

  Accounts Payable and Accrued Expenses             14,945         142,293
  Taxes Payable                                     34,788           3,320
  Payments Received in Advance                     534,300         538,620
  Related Party Payable                            991,591
                                             --------------  --------------

  Total Current Liabilities                      1,575,624         684,233

  Total Liabilities                              1,575,624         684,233
                                             --------------  --------------


  Stockholders' Equity
  Common Stock, Authorized
  100,000,000 Shares, $0.01
  par value, 30,312,315, shares
  issued and outstanding                            30,312          30,312

  Additional Paid in Capital                       181,570          77,412


  Comprehensive Loss
   -Translation (loss)                             (52,446)         (6,989)

  Retained Deficit                              (1,364,940)       (357,796)
                                             --------------  --------------
  Stockholders' Deficit                         (1,205,504)       (257,061)
                                             --------------  --------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT  $     370,120   $     427,172
                                             ==============  ==============

   The accompanying notes are an integral part of these financial statements.

                                LEO MOTORS, INC.
                         (A Development Stage Company)
                      CONSOLIDATED STATEMENT OF OPERATIONS
                           December 31, 2007 and 2006
               and the Period from Inception to December 31, 2007


                                             FOR THE PERIOD      FOR THE PERIOD
                              FOR THE        FROM INCEPTION      FROM INCEPTION
                             YEAR ENDED     JULY 1, 2006) TO    JULY 1, 2006) TO
                            DECEMBER 31,      DECEMBER 31,        DECEMBER 31,
                                2007              2006                2007
                           --------------  ------------------  -----------------

SALES                      $     172,316   $               -   $        172,316

COST OF SALES                    121,846                   -            121,846
                           --------------  ------------------  -----------------

GROSS PROFIT                      50,470                   -             50,470

EXPENDITURES:
  Salaries and Benefits           76,559             122,508            199,067
  Service Fees                    64,708             143,817            208,526
                           --------------  ------------------  -----------------
  General and
    Administrative               920,649              91,471          1,012,120
TOTAL EXPENDITURES             1,061,916             357,796          1,419,712
                           --------------  ------------------  -----------------

NET LOSS FROM OPERATIONS      (1,011,446)           (357,796)        (1,369,242)

OTHER INCOME (EXPENSE)
  Consulting Income                5,769                   -              5,769

NET LOSS                   $  (1,005,677)  $        (357,796)  $     (1,363,473)
                           ==============  ==================  =================
  Weighted Avg. Shares        30,312,315          30,312,315
  Loss per Share                  (0.033)             (0.012)


   The accompanying notes are an integral part of these financial statements.

                                LEO MOTORS, INC.
                         (A Development Stage Company)
                 CONSOLIDATED STATEMENT OF COMREHENSIVE INCOME
                           December 31, 2007 and 2006
               and the Period from Inception to December 31, 2007

                                          FOR THE PERIOD       FOR THE PERIOD
                          FOR THE         FROM INCEPTION       FROM INCEPTION
                         YEAR ENDED     (JULY 1, 2006) TO    (JULY 1, 2006) TO
                        DECEMBER 31,       DECEMBER 31,          DECEMBER 31,
                            2007               2006                  2007
                       --------------  -------------------  -------------------

Net Loss               $  (1,005,677)  $         (357,796)  $       (1,363,473)

Transaction loss on
currency Differential         (1,467)                   -               (1,467)
                       --------------  -------------------  -------------------

Total Comprehensive
income                 $  (1,007,144)  $         (357,796)  $       (1,364,940)

                                LEO MOTORS, INC
                         (A Development Stage Company)
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                           December 31, 2007 and 2006

                                                                          Comprehensive     Retained
                                                        Common Stock           Loss         Earnings
                                                    Shares      Amount         APIC         (Deficit)      Total
                                                 ------------  --------  ---------------  ------------  ------------
Balance, July 1, 2006                                       -  $      -  $            -   $         -   $         -
Common Stock issued to founders                    30,312,315    30,312          77,412             -       107,724
Net Loss for the period ended December 31, 2006             -         -          (6,989)     (357,796)     (364,785)
                                                 ------------  --------  ---------------  ------------  ------------
Balance December 31, 2006                          30,312,315    30,312          70,423     (357,796)     (257,061)

Capital Contribution                                        -         -         104,158             -       104,158
 Net loss for the year ended December 31, 2007              -         -         (45,457)   (1,007,144)   (1,052,601)
                                                 ------------  --------  ---------------  ------------  ------------
 Balance December 31, 2007                         30,312,315    30,312         129,124    (1,364,940)   (1,205,504)
                                                 ============  ========  ===============  ============  ============


   The accompanying notes are an integral part of these financial statements.

                                LEO MOTORS, INC.
                         (A Development Stage Company)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                           December 31, 2007 and 2006

                                                                 FOR THE PERIOD
                                      FOR THE        FOR THE     FROM INCEPTION
                                     YEAR ENDED    PERIOD ENDED  (JULY 1, 2006)
                                    DECEMBER 31,   DECEMBER 31,  TO DECEMBER 31,
                                        2007           2006            2007
                                   -------------  -------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss                         $ (1,007,144)  $   (357,796)  $   (1,364,940)
  Adjustments to reconcile
    net loss to net cash
  provided by operating
    activities:
  Depreciation                           35,000          8,265           43,265
  (Increase) in Inventory               (19,315)                        (19,315)
  (Increase) Decrease in
    Accounts Receivable                    (139)       (14,402)         (14,541)
  (Increase) Decrease in
    Deposits/Prepaid                    224,763       (366,071)        (141,308)
  Increase (Decrease) in Accounts
    Payable and Accrued Expenses       (127,348)       142,293           14,945
  Increase in Taxes and Advances         27,148        541,940          569,088
                                   -------------  -------------  ---------------

NET CASH FLOWS USED IN
  OPERATING ACTIVITIES                 (63,458)       (860,046)        (969,275)

CASH FLOWS FROM INVESTING ACTIVITIES
  Fixed Assets                         (159,153)       (41,007)        (200,160)

CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Proceeds for Sale of Stock            104,158        107,724          211,882
  Proceeds from related party           991,591                         991,591
                                   -------------  -------------  ---------------

NET CASH FLOWS FROM
  FINANCING ACTIVITIES                1,095,749        107,724        1,203,473

CHANGE IN CASH DUE TO FOREIGN
  CURRENCY TRANSLATION ADJUSTMENT       (45,457)        (6,989)         (52,446)

NET INCREASE (DECREASE) IN
  CASH                                   24,104         13,957           38,061

CASH AT THE BEGINNING OF
  THE PERIOD                             13,957              -
                                   -------------  -------------  ---------------

CASH AT THE END OF THE PERIOD      $     38,061   $     13,957   $       38,061
                                   =============  =============  ===============


INCOME TAXES PAID                             -              -

INTEREST EXPENSE PAID                         -              -

   The accompanying notes are an integral part of these financial statements.

                                LEO MOTORS, INC.
                         (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2007 and 2006

NOTE 1 - BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Background

Leo Motors, Inc, (the "Company") was originally incorporated as Classic Auto Accessories, a California Corporation on July 2, 1986. The Company then underwent several name changes from FCR Automotive Group, Inc. to Shini Precision Machinery, Inc. to Simco America Inc. and then to Leo Motors. The Company has been dormant since 1989, and effectuated a reverse merger on November 12, 2007 with Leozone Inc., a South Korean Company, which is the maker of electrical transportation devices. The merger essentially exchanges shares in Leo Motors, Inc. for shares in Leozone. As this is a reverse merger the accounting treatment of such is that of a combination of the two entities with the activity of Leozone, Inc. the surviving entity, going forward. The Company is a development stage enterprise under SFAS No. 7, as operations have commenced but the Company has not yet begun to realize substantial revenues.

Basis of Presentation and Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The company has incurred material losses and has a negative equity.

These conditions raise substantial doubt as to the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management plans to take the following steps that it believes will be sufficient to provide the Company with the ability to continue in existence.

Management intends to merge with a public "shell" vehicle and raise money through the sale of its stock. Financing enabling the Company to complete the transaction has been completed.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the country-regionplaceUnited States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates

Fair Value of Financial Instruments

For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable inventory and prepaid expenses, accounts payable and deferred revenues, the carrying amounts approximate fair value due to their short maturities.

Revenue Recognition

Revenues are recognized upon sale and shipment of the product.

Accounts receivable of the Company are reviewed to determine if their carrying value has become impaired.

The Company considers the assets to be impaired if the balances are greater than six months old. Management regularly reviews accounts receivable and will establish an allowance for potentially uncollectible amounts when appropriate. When accounts are written off, they will be charged against the allowance. Receivables are not collateralized and do not bear interest. The Company has not established a reserve as receivables are minimal.

Concentration of Credit Risk

Financial instruments which subject the Company to concentrations of credit risk include cash and cash equivalents.

The Company maintains its cash in well-known banks selected based upon management's assessment of the bank's financial stability. Balances may periodically exceed the $100,000 federal depository insurance limit; however, the Company has not experienced any losses on deposits. The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Cash Equivalents

For purposes of reporting cash flows, the Company considers all short-term investments with an original maturity of three months or less to be cash equivalent.

Fixed Assets

Fixed assets are stated at cost, less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which is generally 3 to 10 years. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

The Company will periodically evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful lives of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. We use an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Comprehensive Income

Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in the financial statements.

The functional currency of the Company is the Korean WonAssets and liabilities are translated to U.S. Dollars at the period-end exchange rates ($.00107527) and revenues and expenses are translated at weighted average exchange rates for the year, which was (.00104564) . Resulting translation adjustments are recorded as a component of stockholders' equity in other comprehensive income (loss).

Advertising Costs

Advertising costs are expensed as incurred.

Income Taxes

The Company accounts for income taxes under SFAS 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Loss per Share

In accordance with SFAS No. 128, "Earnings Per Share," the basic income / (loss) per common share is computed by dividing net income / (loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted income per common share is computed similar to basic income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of May
31, the company has a conversion feature basic and dilutive shares are presented.

Stock-Based Compensation

Effective January 1, 2006, the Company prospectively adopted FAS 123 R , Stock -Based Payments, and related Securities and Exchange Commission rules included in Staff Accounting Bulletin No. 107. Under this method, compensation cost recognized beginning January 1, 2006 will include costs related to all share-based payments granted subsequent to December 31, 2005 based on the grant-date fair value estimated in accordance with the provisions of FAS 123 R. Compensation cost for stock options granted to employees is recognized ratably over the vesting period.

Prior to January 1, 2006 the Company has retroactively adopted FAS 123R and recorded compensation expense at the determined market price. That market price was the amount after founder shares that the Company raised money at. This amount, for the most part was $0.25 per share. In 2005 the company issued shares for services valued at $30,000.

Recent Accounting Pronouncements

In January 2003, the FASB issued Interpretation No 46, "Consolidation of Variable Interest Entities" (an interpretation of Accounting Research Bulletin
(ARB) No. 51, Consolidation Financial Statements). Interpretation 46 addresses consolidation by business enterprises of entities to which the usual condition of consolidation described in ARB-5 does not apply. The Interpretation changes the criteria by which one company includes another entity in its consolidated financial statements.

The general requirement to consolidate under ARB-51 is based on the presumption that an enterprise's financial statement should include all of the entities in which it has a controlling financial interest (i.e., majority voting interest). Interpretation 46 requires a variable interest entity to receive a majority of the entity's residual returns or both. A company that consolidated a variable interest entity is called the primary beneficiary of that entity. In December 2003, the FASB concluded to revise certain elements of FIN 46, primarily to clarify the required accounting for interests in variable interest entities. FIN-46R replaces FIN-46. that was issued in January, 2003. FIN-46R exempts certain entities from its requirements and provides for special effective dates for entities that have fully or partially applied FIN-46 as of December 24, 2003. In certain situations, entities have the option of applying or continuing to apply FIN-46 for a short period of time before applying IN-46R. In general, for all entities that were previously considered special purpose entities, FIN 46 should be applied for registrants who file under Regulation SX in periods ending after March 31, 2004, and for registrants who file under Regulation SB, in periods ending after December 15, 2004. The Company does not expect the adoption to have a material impact on the Company's financial position or results of operations.

During April 2003, the FASB issued SFAS 149 - "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", effective for contracts entered into or modified after September 30, 2003, except as stated below and for hedging relationships designated after September 30, 2003. In addition, except as stated below, all provisions of this Statement should be applied prospectively. The provisions of this Statement that relate to Statement 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15,

2003, should continue to be applied in accordance with their respective effective dates. In addition, paragraphs 7(a) and 23(a), which relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after September 30, 2003. The adoption of this statement had no impact on the Company's financial statements.

During May 2003, the FASB issued SFAS 150 - "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for public entities at the beginning of the first interim period beginning after June 15, 2003. This Statement establishes standards for how an issuer classifies and measures certain financial instrument with characteristics of both liabilities and equity. It requires that an issuer classify a freestanding financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, Element of Financial Statements. The adoption of this statement had no impact on the Company's financial statements.

In December 2003, the FASB issued a revised SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" which replaces the previously issued Statement. The revised Statement increases the existing disclosures for defined benefit pension plans and other defined benefit postretirement plans. However, it does not change the measurement or recognition of those plans as required under SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for
Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Specifically, the revised Statement requires companies to provide additional disclosures about pension plan assets, benefit obligations, cash flows, and benefit costs of defined benefit pension plans and other defined benefit postretirement plans. Also, companies are required to provide a breakdown of plan assets by category, such as debt, equity and real estate, and to provide certain expected rates of return and target allocation percentages for these asset categories. The Company has implemented this pronouncement and has concluded that the adoption has no material impact to the financial statements.

In December, 2003, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition." SAB 104 supersedes SAB 11, "Revenue Recognition in Financial Statements." SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." Additionally, SAB 104 rescinds the SEC's Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (the FAQ) issued with SAB 101 that had been codified in SEC Topic, 13, Revenue Recognition. Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104, which was effective upon issuance. The adoption of SAB 104 did not impact the financial statements.

In March, 2004, the FASB approved the consensus reached on the Emerging Issues Task Forces (ETIF) Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The objective of this Issue is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments for investments are deemed to be temporarily impaired. In September 204, the FASB issued a FASB Staff Position (FSP) EITF 03-1-1 that delays the effective date of the measurement and recognition are effective only for annual periods ending after June15,2004. The Company has evaluated the impact of the adoption of the disclosure requirements of EITF 03-1 and does not believe it will have an impact to the Company's overall combined results of operations or combined financial position. Once the FASB reaches a final decision on the measurement and recognition provisions, the Company will evaluate the impact of the adoption of EITF 03-1.

In November 2004, the FASB issued SFAS No. 151 "Inventory Costs, an amendment of ARB No. 43, Chapter 4 ("SFAS No. 151". The amendments made by SFAS 151 clarify that abnormal amount of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions-an amendment of FASB Statements No. 66 and 67" ("SFAS 152") SFAS 152 amends SFAS No. 66, "Accounting for Sales of Real Estate", to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, "Accounting for Real Estate Time-Sharing Transactions". SFAS 152 also amends SFAS No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects", to state that the guidance for (a) incidental operations and
(b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP04-2. SFAS 152 is effective for financial statements for fiscal years beginning after June 15, 2005, with earlier applications encouraged. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Asset, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basis measurement principle (fair value) for exchanges of similar productive assets. That exception required that some nonmonetary exchanges, although commercially substantive, to be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the FASB believes SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of SFAS No. 153 shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"). SFAS 123R will provide investors and other users of financial statements with more compete and neutral financial information by requiring that the compensation costs relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued SFAS 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS 123R replaces SFAS No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25,
"Accounting for Stock Issued to Employees". SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value based method been used. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123R as of the first interim or annual reporting period that begins after June 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123R and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In June, 2005, the Financial Accounting Standards Board ('FASB") issued SFAS No. 154, Accounting Changes and Error Corrections - a replacement of APB No. 20 and FAS No. 3" ("SFAS No. 154"). SFAS No. 154 provides guidance on the accounting
for  and  reporting  of  accounting  changes  and     error  corrections.  It
establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specify to the newly adopted accounting principle. SFAS No. 154 also provides guidance for determining whether retrospective application of a change in a accounting principle is impracticable. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial is also addressed by SFAS No. 154. SFAS No. 154 is required to be adopted in fiscal years beginning after December 15, 2005. The Company does not believe its adoption in fiscal year 2007 will have a material impact on its results of operations or financial position.

In March, 2005, the SEC issued guidance on FASB SFAS 123R, "Share-Based Payments" ("SFAS No. 123R"). Staff Accounting Bulletin No. 107 ("SAB 107") was issued to assist preparers by simplifying some of the implementation challenges of SFAS No. 123R while enhancing the information that investors receive. SAB 107 creates a framework that is premised on two themes: (a) considerable judgment will be required by preparers to successfully implement SFAS no. 123R, specifically when valuing employee stock options; and (b) reasonable individuals, acting in good faith, may conclude differently on the fair value of employee stock options. Key topics covered by SAB 107 include (a) valuation models - SAB 107 reinforces the flexibility allowed by SFAS No. 123R to choose an option-pricing model that meets the standard's fair value measurement objective; (b) expected volatility - SAB 107 provides guidance on when it would be appropriate to rely exclusively on either historical or implied volatility; and ( c) expected term - the new guidance includes examples and some simplified approaches to determining the expected term under certain circumstances. The Company will apply the principles of SAAB 107 in conjunction with its adoption of SOFAS No. 123R.

In June, 2005, the Emerging Issues Task Force (EAT) issued No. 05-06, "Determining the Abortinaction Period of Leasehold Improvements Acquired in a Business Combination" (EAT No. 05-06). EAT No. 05-06 provides that the amortization period for leasehold improvements acquired in a business combination or purchased after the inception of a lease to be the shorter of (a) the useful life of the assets or (b) a term that includes required lease periods and renewals that are reasonably assured upon the acquisition of the purchase. The guidance in EAT No. 05-06 will be applied prospectively and is effective for periods beginning afar June 29, 2005. The Company does not believe its adoption will have a material impact on its consolidated results of operations or financial position.

NOTE 3 - EARNINGS PER SHARE

Basic earnings per share are calculated by dividing net income by the weighted average number of common shares outstanding during the period.

NOTE 4-ACCOUNTS RECEIVABLE

The Company recognizes a receivable on sales of parts and electrical motor equipment. The Company has not established a reserve for allowance for doubtful accounts, as all accounts to date have been satisfied in full.

NOTE 5-INVENTORY

The Company accounts for its inventory under the fifo method and lower of cost or market method of costing. The company's inventory consists of parts at December 31, 2007 for the electric transportation industry.

NOTE 6-FIXED ASSETS

The Company's assets consist of the following:

Furniture Fixtures and Equipment  $191,895   $41,007
Less Accumulated Depreciation      (35,000)   (8,265)

Net                               $156,895   $32,742

The Company depreciates it assets over useful lives of between 5 and 7 years. Depreciation expense was $35,000 and $8,265 for the years respectively.

NOTE 7-DUE TO RELATED PARTY

The company is indebted to its officer for advances. Repayment is on demand without interest.

NOTE 8-PAYMENTS RECEIVED IN ADVANCE

The Company during the periods received payments from potential customers, or deposits, on future orders. The Company's policy is to record these payments as a liability until the product is completed and shipped to the customer at which the Company recognizes revenue.

                                LEO MOTORS, INC.
                         (a development stage company)
                          CONSOLIDATED BALANCE SHEETS
                                 June 30, 2009

                                                JUNE 30,     DECEMBER 31,
                                                 2009            2008
                                              (UNAUDITED)
                                             ------------  --------------
ASSETS
Current Assets:
  Cash in Bank                               $   564,800   $      32,181
  Accounts Receivable-net of
    allowance of $11,735 and 0                    46,414          13,854
  Inventory                                        5,175          35,575
  Prepaid Costs                                  115,332         130,568
                                             ------------  --------------
  Total Current Assets                           731,721         212,178

  Fixed Assets-Net                               131,228           5,940
  Deposits                                        76,125          63,104
                                             ------------  --------------

TOTAL ASSETS                                 $   939,074   $     281,222
                                             ============  ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current Liabilities
  Accounts Payable and Accrued Expenses          102,255          16,850
  Taxes Payable                                        -           2,080
  Payments Received in Advance                         -         396,197
  Related Party Payable                          600,397         804,794
  Bank Loan                                      392,083               -
                                             ------------  --------------

  Total Current Liabilities                    1,094,735       1,219,921
                                             ------------  --------------

  Total Liabilities                            1,094,735       1,219,921

  STOCKHOLDERS' EQUITY
  Stock not yet issued                         1,169,988               -
  Common Stock, Authorized 100,000,000
  Shares, $0.001 par value, 37,638,115
  and 31,613,115  shares issued and
  outstanding                                     37,638          31,613
  Additional Paid in Capital                   2,811,823         323,351
  Comprehensive Loss - Translation                (3,450)        237,386
  Retained Deficit                            (4,171,660)     (1,531,049)
                                             ------------  --------------
  Stockholders' Deficit                         (155,661)       (938,699)
                                             ------------  --------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT  $   939,074   $     281,222
                                             ============  ==============

          The notes are an integral part of these financial statements

                                LEO MOTORS, INC.
                         (a development stage company)
                      CONSOLIDATED STATEMENT OF OPERATIONS
                For the Six Months Ended June 30, 2009 and 2008
       and for the period from Inception (July 1, 2006) to June 30, 2009

                                                                   JULY1, 2006
                                                                    (DATE OF
                                       FOR THE SIX MONTHS ENDED     INCEPTION)
                                               JUNE 30,             TO JUNE 30,
                                         2009           2008           2009
                                   ---------------  -------------  -------------

SALES                              $      389,009   $      2,254   $    641,760
COST OF SALES                            (233,266)             -       (233,266)
                                   ---------------  -------------  -------------

GROSS PROFIT                              155,743          2,254        408,494

EXPENDITURES
  Salaries and Benefits                   262,345        234,329        656,775
  Service Fees                             65,753         43,545        297,411
  General and Administrative            2,465,207        170,625      3,733,956
                                   ---------------  -------------  -------------

TOTAL EXPENSES                          2,793,305        448,499      4,688,142

LOSS FROM CONTINUING
  OPERATIONS                           (2,637,562)      (446,245)    (4,279,648)

OTHER INCOME (EXPENSE)
  Consulting Income                             -        107,988        107,988
  Other Expense                            (3,049)             -              -
                                   ---------------  -------------  -------------

NET LOSS FOR THE PERIOD                (2,640,611)      (431,058)    (4,171,660)
                                   ===============  =============  =============

BASIC AND DILUTED LOSS PER SHARE   $       (0.076)  $      (0.01)
                                   ===============  =============

WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING                   34,625,615     30,312,315
                                   ===============  =============

          The notes are an integral part of these financial statement

                                LEO MOTORS, INC.
                         (a development stage company)
                 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
           For the Three and Six Months Ended June 30, 2009 and 2008
       and for the period from Inception (July 1, 2006) to June 30, 2009

                                                                 JULY1, 2006
                                 FOR THE SIX MONTHS ENDED    (DATE OF INCEPTION)
                                         JUNE 30,                 TO JUNE 30,
                                  2009             2008              2009
                             ---------------  -------------  -------------------

Net Profit (Loss)            $   (2,639,602)  $   (432,428)  $       (4,167,317)

Currency Transaction Loss            (1,029)         1,370               (4,343)
                             ---------------  -------------  -------------------

Total Comprehensive Income   $   (2,640,611)  $   (431,058)  $       (4,171,660)


          The notes are an integral part of these financial statement

                                LEO MOTORS, INC.
                         (a development stage company)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
               For the Three Months Ended June 30, 2009 and 2008
       and for the period from Inception (July 1, 2006) to June 30, 2009
                                                                                       THE PERIOD
                                                      THE THREE       THE THREE      FROM INCEPTION
                                                     MONTHS ENDED    MONTHS ENDED    (JULY 1, 2006)
                                                       JUNE 30,        MARCH 31,      TO MARCH 31,
                                                         2009            2008             2009
                                                    --------------  --------------  ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss                                          $  (4,735,658)  $    (660,780)  $    (4,171,660)
  Adjustments to reconcile net loss to net cash
    provided by operating activities: Stock issued      4,204,251               -         2,180,666
  Depreciation                                             10,690           8,000            67,806
  (Increase) in Inventory                                  61,203           3,900            (5,175)
  (Increase) Decrease in Accounts Receivable              (65,120)         (4,772)          (46,414)
  (Increase) Decrease in Deposits/Prepaid                   3,070         239,050          (191,457)
  Increase (Decrease) in Accounts Payable
     and Accrued Expenses/Payments in
     Advance                                             (220,425)         33,033           102,255
  Increase in Taxes and Advances                           35,123         (24,704)                -
                                                    --------------  --------------  ----------------

NET CASH FLOWS USED IN OPERATING ACTIVITIES              (361,656)       (265,886)         (953,184)

CASH FLOWS FROM INVESTING ACTIVITIES
  Fixed Assets                                                  -               -           (41,007)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from Stock Advances                          1,626,901               -         2,831,263
  Proceeds from related party /Bank                       938,890         333,513         2,143,892
  Debt reduction related party / Payments
    in advance                                           (600,594)              -        (2,143,892)
                                                    --------------  --------------  ----------------

NET CASH FLOWS FROM FINANCING ACTIVITIES                1,965,197         333,513         2,831,263
                                                    --------------  --------------  ----------------

CHANGE IN CASH DUE TO FOREIGN CURRENCY
TRANSLATION ADJUSTMENT                                   (457,010)         82,792            (3,450)

NET INCREASE (DECREASE) IN CASH                           656,949         (49,231)          564,800

CASH AT THE BEGINNING OF THE PERIOD                        64,362          76,122                 -
                                                    --------------  --------------  ----------------

CASH AT THE END OF THE PERIOD                             721,311          26,891   $       564,800
                                                    ==============  ==============  ================

Income taxes paid                                               -               -                 -

Interest expense paid                                           -               -                 -

          The notes are an integral part of these financial statements

                                LEO MOTORS, INC.
                         (a development stage company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 June 30, 2009

NOTE 1 - BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Background

Leo Motors, Inc, Inc. (the "Company") was originally incorporated as Classic Auto Accessories, a California Corporation on July 2, 1986. The Company then underwent several name changes from FCR Automotive Group, Inc. to Shini Precision Machinery, Inc. to Simco America Inc. and then to Leo Motors. The Company had been dormant since 1989, and effectuated a reverse merger on November 12, 2007 with Leozone Inc., a South Korean Company, which is the maker of electrical transportation devices. The merger essentially exchanges shares in Leo Motors, Inc. for shares in Leozone. As this is a reverse merger the accounting treatment of such is that of a combination of the two entities with the activity of Leozone, Inc. the surviving entity, going forward.

The Company is a development stage enterprise under SFAS No. 7, as principal operations have begun but the Company has not realized substantial revenues.

Basis of Presentation and Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the PostalCodeplaceUnited States of America, which contemplate continuation of the Company as a going concern. The company has incurred material losses. These conditions raise substantial doubt as to the Company's ability to continue as a growing concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the PostalCodeplaceUnited States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable inventory and prepaid expenses, accounts payable and deferred revenues, the carrying amounts approximate fair value due to their short maturities.

Revenue Recognition

Revenues are recognized upon sale and shipment of the product.

Accounts receivables of the Company are reviewed to determine if their carrying value has become impaired.

The Company considers the assets to be impaired if the balances are greater than six months old. Management regularly reviews accounts receivable and will establish an allowance for potentially uncollectible amounts when appropriate. When accounts are written off, they will be charged against the allowance. Receivables are not collateralized and do not bear interest. The Company has established a reserve on receivables of $11,735.

Concentration of Credit Risk

Financial instruments which subject the Company to concentrations of credit risk include cash and cash equivalents.

The Company maintains its cash in well-known banks selected based upon management's assessment of the bank's financial stability. Balances may periodically exceed the $250,000 federal depository insurance limit; however, the Company has not experienced any losses on deposits. The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Cash Equivalents

For purposes of reporting cash flows, the Company considers all short-term investments with an original maturity of three months or less to be cash equivalent.

Fixed Assets

Fixed assets are stated at cost, less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which is generally 3 to 10 years. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

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
The Company will periodically evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful lives of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. We use an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Comprehensive Income

Statement  of  Financial  Accounting  Standards  (SFAS)  No.  130,  "Reporting
Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in the financial statements.

The functional currency of the Company is the Korean Won. Assets and liabilities are translated to U.S. Dollars at the period-end exchange rates ($.00023014) and ($.000792393) for first quarter 2009 and 2008, respectively and ($.0007584166)
and ($.000955292) for second quarter 2009 and 2008, respectively. Revenues and expenses are translated at weighted average exchange rates for the period, which was (.0006959899) and (001044067) for first quarter 2009 and 2008, respectively and (.000742274) and (001009135) for second quarter 2009 and 2008, respectively. Resulting translation adjustments are recorded as a component of stockholders' equity in other comprehensive income (loss).

Advertising Costs

Advertising costs are expensed as incurred.

Income Taxes

The Company accounts for income taxes under SFAS 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Loss per Share

In accordance with SFAS No. 128, "Earnings Per Share," the basic income / (loss) per common share is computed by dividing net income / (loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted income per common share is computed similar to basic income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

Stock-Based Compensation

SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. For stock based compensation the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant. Stock option awards are valued using the Black-Scholes option-pricing model.

For the year ended December 31, 2008 the Company issued 1,300,800 shares, 1,000,000 for a reduction of debt and 300,000 for services both valued at market at .11 per share. The shares for services were recognized as an expense in general and administrative at $33,000.

For the quarter ended March 31, 2009 the Company issued 4,333,334 shares, 833,334 for cash and the balance valued at market at .50 and recognized a stock for services expense of $1,750,000.

For the quarter ended June 30, 2009 1,691,666 shares were issued valued at market of .17 and recognized a stock for services expense of $287,584.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (FAS 141(R)). This Statement provides greater consistency in the accounting and financial reporting of business combinations. It requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose the nature and financial effect of the business combination. FAS 141(R) is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 141(R) no later than the first quarter of fiscal 2009 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160. Noncontrolling Interests in Consolidated Financial Statements (FAS 160). This Statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. FAS 160 is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 160 no later than the first quarter of fiscal 2009 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure at fair value eligible financial instruments and certain other items that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We have adopted SFAS No. 159 which has had no impact on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS No. 158 requires company plan sponsors to display the net over- or under-funded position of a defined benefit postretirement plan as an asset or liability, with any unrecognized prior service costs, transition obligations or actuarial gains/losses reported as a component of other comprehensive income in shareholders' equity. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. We adopted the recognition provisions of SFAS No. 158 as of the end of fiscal 2007. The adoption of SFAS No. 158 did not have an effect on the Company's financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the application of SFAS No. 157 may change current practice for some entities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We have adopted SFAS No. 157 and it has had no impact on our financial position and results of operations.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48). This interpretation clarifies the application of SFAS No. 109, Accounting for Income Taxes, by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise's financial statements and also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006, but earlier adoption is permitted. The Company has adopted this and there is no impact of the application of the Interpretation to its financial statements.

NOTE 3 - EARNINGS PER SHARE

Basic earnings per share are calculated by dividing net income by the weighted average number of common shares outstanding during the period.

NOTE 4-ACCOUNTS RECEIVABLE

The Company recognizes a receivable on sales of parts and electrical motor equipment. The Company has established a reserve for allowance for doubtful accounts in 2008 equal to $11,735.

NOTE 5-INVENTORY

The Company accounts for its inventory under the FIFO method and lower of cost or market method of costing. The company's inventory consists of parts for the electric transportation industry.

NOTE 6-FIXED ASSETS

The Company's assets consist of the following:     6/09     12/31/08

Furniture Fixtures and Equipment    $ 172,985     $ 41,007
Less Accumulated Depreciation         (41,757)     (35,067)

Net                                 $ 131,228     $  5,940

The Company depreciates it assets over useful lives of between 3 and 7 years. Depreciation expense was $5,940 in 2009.

NOTE 7-DUE TO RELATED PARTY

The company at June 30, 2009 owed $600,397 for officer advances; repayment is without interest on demand.

NOTE 8-PAYMENTS RECEIVED IN ADVANCE

The Company during the periods received payments from potential customers, or deposits, on future orders. The Company's policy is to record these payments as a liability until the product is completed and shipped to the customer at which the Company recognizes revenue.

NOTE 9-BANK LOAN

The Company is indebted to Shin Han Bank at June 30, 2009 for $392,083 payable within one year, interest at prime.